EXHIBIT 99.1

Management’s Report on Internal Control Over Financial Reporting

The management of Commonwealth Edison Company (ComEd) is responsible for establishing and maintaining adequate internal control over financial reporting. ComEd’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

ComEd’s management conducted an assessment of the effectiveness of ComEd’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, ComEd’s management concluded that, as of December 31, 2007, ComEd’s internal control over financial reporting was effective.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

February 7, 2008

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Commonwealth Edison Company:

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Commonwealth Edison Company and its subsidiaries (ComEd) at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our audits (which was an integrated audit in 2007). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, ComEd changed its method of accounting for conditional asset retirement obligations as of December 31, 2005, its method of accounting for stock-based compensation as of January 1, 2006, and its method of accounting for uncertain tax positions as of January 1, 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 7, 2008

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Operations

	For the Years Ended December 31,
(in millions)	2007	2006	2005
Operating revenues
Operating revenues	$6,099	$6,091	$6,253
Operating revenues from affiliates	5	10	11

Total operating revenues	6,104	6,101	6,264

Operating expenses
Purchased power	2,270	363	346
Purchased power from affiliate	1,477	2,929	3,174
Operating and maintenance	895	525	640
Operating and maintenance from affiliates	196	220	193
Impairment of goodwill	—	776	1,207
Depreciation and amortization	440	430	413
Taxes other than income	314	303	303

Total operating expenses	5,592	5,546	6,276

Operating income (loss)	512	555	(12)

Other income and deductions
Interest expense	(265)	(236)	(203)
Interest expense to affiliates, net	(53)	(72)	(88)
Equity in losses of unconsolidated affiliates	(7)	(10)	(14)
Other, net	58	96	4

Total other income and deductions	(267)	(222)	(301)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	245	333	(313)
Income taxes	80	445	363

Income (loss) before cumulative effect of a change in accounting principle	165	(112)	(676)
Cumulative effect of a change in accounting principle (net of income taxes of $0, $0 and $(6), respectively)	—	—	(9)

Net Income (loss)	$165	$(112)	$(685)

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(in millions)	2007	2006	2005
Cash flows from operating activities
Net income (loss)	$165	$(112)	$(685)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation, amortization and accretion	441	431	413
Cumulative effect of a change in accounting principle (net of income taxes).	—	—	9
Impairment of goodwill	—	776	1,207
Deferred income taxes and amortization of investment tax credits	82	103	226
Net realized and unrealized mark-to-market transactions	(5)	5	—
Other non-cash operating activities	211	(134)	140
Changes in assets and liabilities:
Accounts receivable	(103)	6	(108)
Inventories	6	(34)	(1)
Accounts payable, accrued expenses and other current liabilities	120	38	45
Receivables from and payables to affiliates, net	(132)	(58)	28
Income taxes	(93)	14	(137)
Restricted cash	(15)	—	—
Pension and non-pension postretirement benefit contributions	(53)	(47)	(865)
Other assets and liabilities	(104)	(1)	(25)

Net cash flows provided by operating activities	520	987	247

Cash flows from investing activities
Capital expenditures	(1,040)	(911)	(776)
Changes in Exelon intercompany money pool contributions	—	—	308
Other investing activities	25	17	(11)

Net cash flows used in investing activities	(1,015)	(894)	(479)

Cash flows from financing activities
Issuance of long-term debt	705	1,074	91
Retirement of long-term debt	(147)	(327)	(417)
Retirement of long-term debt to ComEd Transitional Funding Trust	(349)	(339)	(354)
Change in Exelon intercompany money pool borrowings	—	(140)	140
Retirement of preferred stock	—	—	(9)
Change in short-term debt	310	(399)	459
Dividends paid on common stock	—	—	(498)
Contributions from parent	28	37	834
Other financing activities	—	(2)	(6)

Net cash flow provided by (used in) financing activities	547	(96)	240

Increase (decrease) in cash and cash equivalents	52	(3)	8
Cash and cash equivalents at beginning of period	35	38	30

Cash and cash equivalents at end of period	$87	$35	$38

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Balance Sheets

	December 31,
(in millions)	2007	2006
Assets
Current assets
Cash and cash equivalents	$87	$35
Restricted cash	15	—
Accounts receivable, net
Customer	706	740
Other	203	62
Inventories, net, at average cost	74	83
Deferred income taxes	—	29
Regulatory assets	101	—
Receivables from affiliates	17	18
Mark-to-market derivative asset with affiliate	13	—
Other	25	40

Total current assets	1,241	1,007

Property, plant and equipment, net	11,127	10,457
Deferred debits and other assets
Regulatory assets	503	532
Investments	46	44
Investments in affiliates	6	20
Goodwill	2,625	2,694
Receivables from affiliates	1,908	1,774
Mark-to-market derivative asset with affiliate	443	—
Prepaid pension asset	875	914
Other	602	332

Total deferred debits and other assets	7,008	6,310

Total assets	$19,376	$17,774

	December 31,
(in millions)	2007	2006
Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$370	$60
Long-term debt due within one year	122	147
Long-term debt to ComEd Transitional Funding Trust due within one year	274	308
Accounts payable	289	203
Accrued expenses	367	467
Payables to affiliates	55	219
Customer deposits	119	114
Regulatory liabilities	17	—
Deferred income taxes	33	—
Other	66	82

Total current liabilities	1,712	1,600

Long-term debt	4,023	3,432
Long-term debt to ComEd Transitional Funding Trust	—	340
Long-term debt to other financing trusts	361	361
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,049	2,310
Asset retirement obligations	163	156
Non-pension postretirement benefits obligations	185	176
Regulatory liabilities	3,447	2,824
Other	908	277

Total deferred credits and other liabilities	6,752	5,743

Total liabilities	12,848	11,476

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid in capital	4,968	4,906
Retained deficit	(29)	(193)
Accumulated other comprehensive income (loss), net	1	(3)

Total shareholders’ equity	6,528	6,298

Total liabilities and shareholders’ equity	$19,376	$17,774

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Changes in Shareholders’ Equity

(in millions)	Common Stock	Preferred and Preference Stock	Other Paid In Capital	Receivable from Parent	Retained Earnings (Deficits) Unappropriated	Retained Earnings Appropriated	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, December 31, 2004	$1,588	$7	$4,168	$(125)	$—	$1,102	$—	$6,740
Net loss	—	—	—	—	(685)	—	—	(685)
Repayment of receivable from parent	—	—	—	125	—	—	—	125
Capital contribution from parent	—	—	709	—	—	—	—	709
Allocation of tax benefit from parent.	—	—	27	—	—	—	—	27
Appropriation of retained earnings for future dividends	—	—	—	—	(495)	495	—	—
Common stock dividends	—	—	—	—	—	(498)	—	(498)
Redemption of preferred stock	—	(7)	—	—	—	—	—	(7)
Resolution of certain tax matters	—	—	(14)	—	—	—	—	(14)
Other comprehensive loss, net of income taxes of $(1)	—	—	—	—	—	—	(1)	(1)

Balance, December 31, 2005	1,588	—	4,890	—	(1,180)	1,099	(1)	6,396
Net loss	—	—	—	—	(112)	—	—	(112)
Allocation of tax benefit from parent.	—	—	21	—	—	—	—	21
Appropriation of retained earnings for future dividends	—	—	—	—	(340)	340	—	—
Resolution of certain tax matters	—	—	(5)	—	—	—	—	(5)
Other comprehensive loss, net of income taxes of $(1)	—	—	—	—	—	—	(2)	(2)

Balance, December 31, 2006	1,588	—	4,906	—	(1,632)	1,439	(3)	6,298
Net Income	—	—	—	—	165	—	—	165
Allocation of tax benefit from parent.	—	—	28	—	—	—	—	28
Appropriation of retained earnings for future dividends	—	—	—	—	(171)	171	—	—
Adoption of Financial Accounting Standards Board Interpretation No. 48 (FIN 48)	—	—	34	—	(1)	—	—	33
Other comprehensive income, net of income taxes of $ 3	—	—	—	—	—	—	4	4

Balance, December 31, 2007	$1,588	$—	$4,968	$—	$(1,639)	$1,610	$1	$6,528

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Comprehensive Income (Loss)

	For the Years Ended December 31,
(in millions)	2007	2006	2005
Net income (loss)	$165	$(112)	$(685)
Other comprehensive income (loss)
Foreign currency translation adjustment, net of income taxes of $0, $0 and $(1), respectively	—	—	(2)
Unrealized gain on marketable securities, net of income taxes of $1, $1 and $0, respectively	—	2	1
Unrealized gain (loss) on cash-flow hedges, net of income taxes of $2, $(2)and $0, respectively	4	(4)	—

Other comprehensive income (loss)	4	(2)	(1)

Comprehensive income (loss)	$169	$(114)	$(686)

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Notes to Consolidated Financial Statements

(Dollars in millions unless otherwise noted)

1. Significant Accounting Policies

Description of Business

Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois, including the City of Chicago. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.8 million customers.

Basis of Presentation

ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns 99.9% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc. All intercompany transactions have been eliminated.

Certain trusts and limited partnerships that are financing subsidiaries of ComEd have issued debt or mandatorily redeemable preferred securities. In accordance with Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46-R), the accounts of ComEd Financing II, ComEd Financing III, ComEd Funding LLC and ComEd Transitional Funding Trust are no longer consolidated as of December 31, 2003. See “Variable Interest Entities” below for further discussion of the adoption of FIN 46-R and the deconsolidation of these financing subsidiaries. These financing trusts are accounted for under the equity or cost methods of accounting.

Use of Estimates

The preparation of financial statements of ComEd in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas in which significant estimates have been made include, but are not limited to, the accounting for asset retirement obligations (AROs), pension and other postretirement benefits, inventory reserves, allowance for doubtful accounts, goodwill and asset impairments, derivative instruments, fixed asset depreciation, environmental costs, taxes, and unbilled energy revenues.

Accounting for the Effects of Regulation

ComEd accounts for its regulated operations in accordance with accounting policies prescribed by the regulatory authorities having jurisdiction, principally the Illinois Commerce Commission (ICC) under state public utility laws, the Federal Energy Regulatory Commission (FERC) under various Federal laws, and the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA) prior to its repeal effective February 8, 2006. ComEd applies Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS No. 71). SFAS No. 71 requires ComEd to record in its financial statements the effects of rate regulation for utility operations that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. ComEd believes that it is probable that its currently recorded regulatory assets and liabilities will be recovered in future rates. However, ComEd continues to evaluate its abilities to apply SFAS No. 71, including consideration of the current events related to regulatory and political environments. If a separable portion of ComEd’s business was no longer able to meet the provisions of SFAS No. 71, ComEd would be required to eliminate from its financial statements the effects of regulation for that portion, which could have a material impact on its financial condition and results of operations. See Note 2 – Regulatory Issues for further information.

Segment Information

ComEd operates in one business segment.

Variable Interest Entities

The financing trusts of ComEd, namely ComEd Financing II, ComEd Financing III, ComEd Funding LLC and ComEd Transitional Funding Trust are not consolidated in ComEd’s financial statements pursuant to the provisions of FIN

46 and FIN 46-R. See Note 16 – Related Party Transactions regarding information on the amounts recorded with respect to the financing trusts within the Consolidated Balance Sheets.

The maximum exposure to loss as a result of ComEd’s involvement with the financing trusts was $21 million and $34 million at December 31, 2007 and 2006, respectively.

Revenues

Operating Revenues. Operating revenues are recorded as service is rendered or energy is delivered to customers. At the end of each month, ComEd accrues an estimate for the unbilled amount of energy delivered or services provided to customers (see Note 3 – Accounts Receivable).

Income Taxes

Deferred Federal and state income taxes are provided on all significant temporary differences between the book basis and the tax basis of assets and liabilities and for tax benefits carried forward. Investment tax credits previously utilized for income tax purposes have been deferred on ComEd’s Consolidated Balance Sheets and are recognized in book income over the life of the related property. See “FIN 48” below for information regarding the ComEd’s accounting for uncertain income tax positions. Prior to January 1, 2007, ComEd estimated its uncertain income tax obligations in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109), SFAS No. 5 “Accounting for Contingencies” (SFAS No. 5), and Statement of Financial Accounting Concepts No. 6, “Elements of Financial Statements-a replacement of FASB Concepts Statement No. 3 (incorporating an amendment of FASB Concepts Statement No. 2)”. ComEd recognizes accrued interest related to unrecognized tax benefits in interest expense or interest income in other income and deductions on its Consolidated Statements of Operations.

Pursuant to the Internal Revenue Code (IRC) and relevant state taxing authorities, Exelon and its subsidiaries file consolidated or combined income tax returns for Federal and certain state jurisdictions where allowed or required (see Note 9 – Income Taxes).

ComEd is a party to an agreement (Tax Sharing Agreement) with Exelon that provides for the allocation of consolidated tax liabilities. The Tax Sharing Agreement provides that ComEd is allocated an amount of tax similar to that which would be owed had ComEd been separately subject to tax. Any net benefit attributable to the parent is reallocated to other members. That allocation is treated as a contribution to the capital of the party receiving the benefit.

Taxes Directly Imposed on Revenue-Producing Transactions

ComEd presents any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on a gross (included in revenues and costs) basis in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” See Note 15 – Supplemental Financial Information for ComEd’s utility taxes that are presented on a gross basis.

Losses on Reacquired and Retired Debt

Consistent with rate recovery for ratemaking purposes, ComEd’s recoverable losses on reacquired long-term debt related to regulated operations are deferred and amortized to interest expense over the life of the new debt issued to finance the debt redemption, or over the life of the original debt issuance if the debt is not refinanced. Losses on other reacquired debt are recognized as incurred in the Consolidated Statements of Operations.

Cash and Cash Equivalents

ComEd considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash and Investments

As of December 31, 2007, ComEd’s restricted cash primarily represents funds to be used for the rate relief programs and collateral received under the supplier forward contracts.

Allowance for Uncollectible Accounts

The allowance for uncollectible accounts reflects ComEd’s best estimates of probable losses on the accounts receivable balances. The allowance is based on known troubled accounts, historical experience and other currently available evidence. ComEd customers’ accounts are generally considered delinquent if the amount billed is not received by the time the next bill is issued, which normally occurs on a monthly basis. ComEd customers’ accounts are written-off consistent with approved regulatory requirements.

The provision for uncollectible accounts for the years ended December 31, 2007, 2006 and 2005 was $58 million, $33 million, and $24 million, respectively.

Inventories

Inventories are recorded at the lower of cost or market, and provisions are made for excess and obsolete inventory. Materials and supplies inventories generally includes the average costs of transmission, distribution and generating plant materials. Materials are generally charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Marketable Securities

Marketable securities are classified as available-for-sale securities and are reported at fair value pursuant to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115). Unrealized gains, net of tax, for ComEd’s available-for-sale securities are reported in other comprehensive income (OCI).

Deferred Energy Costs

Starting in 2007, ComEd’s electricity and transmission costs are recoverable or refundable under ComEd’s ICC and / or FERC approved rates. ComEd recovers or refunds the difference between the actual cost of electricity and transmission costs and the amount included in rates. Differences between the amounts billed to customers and the actual costs recoverable are deferred and recovered or refunded in future periods by means of prospective monthly adjustments to rates. ComEd records its power purchases for its hourly customers on a net basis in purchased power expense.

See Note 15 – Supplemental Financial Information for additional information regarding deferred energy costs for ComEd.

Leases

ComEd accounts for leases in accordance with SFAS No. 13, “Accounting for Leases” and determines whether its long-term purchased power, purchases and sales contracts are leases pursuant to EITF Issue No. 01-8, “Determining Whether an Arrangement is a Lease” (EITF 01-8). At the inception of the lease, or subsequent modification, ComEd determines whether the lease is an operating or capital lease based upon its terms and characteristics.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. The cost of repairs, maintenance, including planned major maintenance activities, and minor replacements of property is charged to maintenance expense as incurred.

Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation in accordance with the composite method of depreciation. ComEd’s depreciation expense includes the estimated cost of dismantling and removing plant from service upon retirement as these costs as well as depreciation expense are included in cost of service for rate-making purposes. ComEd’s removal costs reduce the related regulatory liability. For unregulated property, the cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts.

See Note 4 – Property, Plant and Equipment and Note 15 – Supplemental Financial Information for additional information regarding property, plant and equipment.

Capitalized Software Costs

Costs incurred during the application development stage of software projects that are developed or obtained for internal use are capitalized. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed five years. Certain other capitalized software costs are being amortized over a fifteen-year life, pursuant to regulatory approval. At December 31, 2007 and 2006, net unamortized capitalized software costs totaled $104 million and $118 million, respectively. During 2007, 2006 and 2005, ComEd amortized $24 million, $21 million and $22 million, respectively, of capitalized software costs.

Depreciation and Amortization

Depreciation is generally recorded over the estimated service lives of property, plant and equipment on a straight-line basis using the composite method. ComEd’s depreciation includes a provision for estimated removal costs as authorized by the ICC. Annual depreciation provisions for financial reporting purposes, by average service life and as a percentage of average service life for each asset category, are presented in the tables below.

	2007	2006	2005
Average Service Life in Years	5-75	5-75	5-75
Average Service Life Percentage	2.50%	2.47%	2.49%

Amortization of regulatory assets is provided over the recovery period specified in the related legislation or regulatory agreement. See Note 15 – Supplemental Financial Information for further information regarding the amortization of ComEd’s regulatory assets.

Capitalized Interest and Allowance for Funds Used During Construction

ComEd applies SFAS No. 71 to calculate the allowance for funds used during construction (AFUDC), which is the cost, during the period of construction, of debt and equity funds used to finance construction projects for regulated operations. AFUDC is recorded as a charge to construction work in progress and as a non-cash credit to AFUDC that is included in interest expense for debt-related funds and other income and deductions for equity-related funds. The rates used for capitalizing AFUDC are computed under a method prescribed by regulatory authorities (see Note 15 – Supplemental Financial Information). The following table summarizes total cost incurred and credits of AFUDC by year:

	2007	2006	2005
Total incurred interest (a)	$331	$317	$297
Credits to AFUDC debt and equity	16	12	7

(a)	Includes interest expense to affiliates.

Guarantees

In accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (FIN 45), ComEd recognizes, at the inception of a guarantee, a liability for the fair market value of the obligations it has undertaken in issuing the guarantee, including the ongoing obligation to perform over the term of the guarantee in the event that the specified triggering events or conditions occur.

The liability that is initially recognized at the inception of the guarantee is reduced as ComEd is released from risk under the guarantee. Depending on the nature of the guarantee, ComEd’s release from risk may be recognized only upon the expiration or settlement of the guarantee or by a systematic and rational amortization method over the term of the guarantee. The recognition and subsequent adjustment of the liability are highly dependent upon the nature of the associated guarantee. See Note 14 – Commitments and Contingencies for further information.

Asset Impairments

Long-Lived Assets. ComEd evaluates the carrying value of long-lived assets to be held and used for impairment whenever indications of impairment exist in accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). The carrying value of long-lived assets is considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by available market valuations or, if applicable, discounted cash flows.

Upon meeting certain criteria defined in SFAS No. 144, the assets and associated liabilities that compose a disposal group are classified as held for sale and presented separately on the Consolidated Balance Sheets. The carrying value of these assets is adjusted downward, if necessary, to the estimated sales price, less cost to sell.

Goodwill. Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed in the acquisition of a business. Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill is not amortized but is tested for impairment at least annually or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. See Note 5 – Intangible Assets for information regarding the application of SFAS No. 142 and the results of goodwill impairment studies that have been performed, which includes the $776 million and $1.2 billion goodwill impairment charges ComEd recorded in 2006 and 2005, respectively.

Derivative Financial Instruments

ComEd accounts for derivative instruments in accordance with SFAS No. 133. Under SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value unless they qualify for certain scope exceptions, including normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair-value hedge) or hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge). For fair-value hedges, changes in fair values for both the derivative and the underlying hedged exposure are recognized in earnings each period. For cash-flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the cost or value of the underlying exposure is deferred in accumulated OCI and later reclassified into earnings when the underlying transaction occurs. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For other derivative contracts that do not qualify or are not designated for hedge accounting, changes in the fair value of the derivatives are recognized in earnings each period. For ComEd’s financial swap contract with Exelon Generation Company LLC (Generation) discussed in Note 2 – Regulatory Issues, ComEd records changes in the fair value of the swap as well as an offsetting regulatory asset or liability. Amounts reclassified in earnings are included in revenue, purchased power and fuel, or other, net on the Consolidated Statements of Operations. Cash inflows and outflows related to derivative instruments are included as a component of operating, investing or financing cash flows in the Consolidated Statement of Cash Flows, depending on the underlying nature of ComEd’s hedged items.

Revenues and expenses on contracts that qualify as normal purchases and normal sales are recognized when the underlying physical transaction is completed. Normal purchases and normal sales are contracts where physical delivery is probable, quantities are expected to be used or sold in the normal course of business over a reasonable period of time, and price is not tied to an unrelated underlying derivative. If it were determined that a transaction designated as a normal purchase or a normal sale no longer met the scope exceptions, the fair value of the related contract would be recorded on the balance sheet and immediately recognized through earnings. See Note 7 – Derivative Financial Instruments for additional information.

Retirement Benefits

ComEd participates in Exelon’s defined benefit pension plans and post retirement plans. Exelon’s defined benefit pension plans and postretirement benefit plans are accounted for in accordance with SFAS No. 87, “Employer’s Accounting for Pensions” (SFAS No. 87), SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions” (SFAS No. 106), FSP FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP FAS 106-2) and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132-R” (SFAS No. 158), and are disclosed in accordance with SFAS No. 132-R, “Employers’ Disclosures about Pensions and Other Postretirement Benefits – an Amendment of FASB Statements No. 87, 88, and 106” (revised 2003) SFAS No. 132-R and SFAS No. 158. See Note 11 – Retirement Benefits for further discussion of ComEd’s accounting for retirement benefits.

Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Prescription Drug Act). Through Exelon’s postretirement benefit plans, ComEd provides retirees with prescription drug coverage. The Prescription Drug Act was enacted on December 8, 2003. The Prescription Drug Act introduced a prescription drug benefit under Medicare as well as a Federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit. Management believes the prescription drug benefit provided under Exelon’s postretirement benefit plans is at least actuarially equivalent to the Medicare prescription drug benefit.

Foreign Currency Translation

The financial statements of ComEd’s foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rates at the end of the periods for the Consolidated Balance Sheets and on weighted-average rates for the periods for the Consolidated Statements of Operations. Starting in 2006, ComEd does not report foreign currency translation adjustments since it no longer owns any foreign subsidiaries. Foreign currency translation adjustments, net of deferred income tax benefits, are reflected as a component of other comprehensive income on the Consolidated Statements of Comprehensive Income and, accordingly, have no effect on net income.

New Accounting Pronouncements

ComEd has identified the following new accounting pronouncements that either have been recently adopted or issued that may affect ComEd upon adoption.

FIN 48

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109. FIN 48 applies to all income tax positions taken on previously filed tax returns or expected to be taken on a future tax return. FIN 48 prescribes a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon effective settlement. If it is not more-likely-than-not that the benefit will be sustained on its technical merits, no benefit will be recorded.

Uncertain tax positions that relate only to the timing of when an item is included on a tax return are considered to have met the recognition threshold for purposes of applying FIN 48. Therefore, uncertainty related to timing is assessed as part of measurement. FIN 48 also requires that the amount of interest expense and income to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized in accordance with FIN 48, including timing differences, and the amount previously taken or expected to be taken in a tax return.

FIN 48 was effective for ComEd as of January 1, 2007. The change in net assets as a result of applying this pronouncement was considered a change in accounting principle with the cumulative effect of the change required to be treated primarily as an adjustment to the opening balance of retained earnings (deficit). Adjustments to goodwill associated with the implementation of FIN 48 were based on other applicable accounting standards. See Note 9 — Income Taxes for additional information regarding the adoption of FIN 48.

FIN 48 prescribes that a company shall recognize the benefit of a tax position when it is effectively settled. In May 2007, FSP FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” was issued to provide guidance on how companies should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The provisions of FSP FIN 48-1 did not change the conclusions reached during the adoption of FIN 48.

SFAS No. 157

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change the requirements to apply fair value in existing accounting standards. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability.

The provisions of SFAS No. 157 are to be applied prospectively, except for the initial impact on the following three items, which are required to be recorded as an adjustment to the opening balance of retained earnings in the year of adoption: (1) changes in fair value measurements of existing derivative financial instruments measured initially using the transaction price under EITF No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”, (2) existing hybrid financial instruments measured initially at fair value using the transaction price, and (3) a position in a financial instrument that was measured at fair value using a blockage factor prior to initial application of SFAS No. 157. SFAS No. 157 was effective and adopted by ComEd as of January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on ComEd’s January 1, 2008 balances of retained earnings.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (SFAS No. 159). SFAS No. 159 allows an entity the option to elect fair value for the initial and subsequent measurement for certain financial instruments and other items that are not currently required to be measured at fair value. If a company chooses to record eligible items at fair value, the company must report unrealized gains and losses on those items in earnings at each subsequent reporting date. SFAS No. 159 also prescribes presentation and disclosure requirements for assets and liabilities that are measured at fair value pursuant to this standard. SFAS No. 159 was effective for ComEd as of January 1, 2008.

FSP FIN 39-1

In April 2007, the FASB issued FSP FIN 39-1, “Amendment of FASB Interpretation No. 39” (FSP FIN 39-1). This pronouncement amends FIN 39, “Offsetting of Amounts Related to Certain Contracts,” to permit companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. FSP FIN 39-1 was effective for ComEd as of January 1, 2008.

SFAS No. 141-R

In December 2007, the FASB issued SFAS No. 141-R, “Business Combinations” (SFAS No. 141-R) which revised SFAS No. 141, “Business Combinations” (SFAS No. 141). This pronouncement is effective for ComEd as of January 1, 2009. Under SFAS No. 141, organizations utilized the announcement date as the measurement date for the purchase price of the acquired entity. SFAS No. 141-R requires measurement at the date the acquirer obtains control of the acquiree, generally referred to as the acquisition date. SFAS No. 141-R will have a significant impact on the accounting for transaction costs, restructuring costs as well as the initial recognition of contingent assets and liabilities assumed during a business combination. Under SFAS No. 141-R, adjustments to the acquired entity’s deferred tax assets and uncertain tax position balances occurring outside the measurement period are recorded as a component of the income tax expense, rather than goodwill. As the provisions of SFAS No. 141-R are applied prospectively, the impact to ComEd cannot be determined until the transactions occur.

Cumulative Effect of Changes in Accounting Principles

FIN 47. In March 2005, the FASB issued FIN 47 “Accounting for Conditional Asset Retirement Obligations” (FIN 47), which clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 was effective for ComEd as of December 31, 2005. See Note 10 – Asset Retirement Obligations for further information. During 2005, ComEd recorded a charge of $9 million (net of income taxes of $6 million) as a cumulative effect of a change in accounting principle pursuant to the adoption of FIN 47. The adoption of FIN 47 did not have a material impact on ComEd’s results of operations for the year ended December 31, 2005.

2. Regulatory Issues

Illinois Settlement Agreement. In July 2007, following extensive discussions with legislative leaders in Illinois, ComEd, Generation, and other utilities and generators in Illinois reached an agreement (Settlement) with various parties concluding discussions of measures to address concerns about higher electric bills in Illinois without rate freeze, generation tax or other legislation that ComEd believes would be harmful to consumers of electricity, electric utilities, generators of electricity and the State of Illinois. Legislation reflecting the Settlement (Settlement Legislation) was passed by the Illinois Legislature on July 26, 2007 and was signed into law on August 28, 2007 by the Governor of Illinois. The Settlement and the Settlement Legislation provide for the following, among other things:

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Voluntary contributions by Illinois electric utilities, their affiliates, and generators of electricity in Illinois of approximately $1 billion over a period of four years to programs that will provide rate relief to Illinois electricity customers and funding for the Illinois Power Agency (IPA) to be created by the Settlement Legislation. Exelon committed to contributing approximately $800 million to rate relief programs over four years and partial funding for the IPA, which is discussed further below. In addition, ComEd provided approximately $11 million of rate relief credits prior to June 14, 2007 under its $64 million rate relief program previously announced. Through 2009, ComEd will continue to execute upon this rate relief package. Generation will contribute an aggregate of $747 million, of which $435 million will be available to pay ComEd for rate relief programs for ComEd customers.

ComEd’s Customers’ Affordable Reliable Energy (CARE) initiative was established prior to the Settlement to help mitigate the impacts of electricity rate increases in 2007 on certain customers after the expiration of the rate freeze in Illinois and includes a variety of energy efficiency, low-income and senior citizen programs. Inclusive of ComEd’s funding of the CARE initiative, ComEd contributed $41 million to customer rate relief programs in 2007. Any contributions not made under the $64 million program in 2007 will be available to customers under rate relief programs in 2008 and 2009.

ComEd concluded that neither the Settlement nor enactment of the Settlement Legislation constituted an obligating event that would require immediate recognition in the financial statements of the entire amount of contributions to be made to rate relief programs and the IPA. Rather, as a party to the Settlement, ComEd made commitments to make the contributions. See Note 14 — Commitments and Contingencies for the expected rate relief contributions by ComEd by year. ComEd will reflect its $64 million cost of the Settlement either as a reduction in revenue as credits are issued to customers or as operating and maintenance expense as ComEd funds other rate relief programs in connection with its CARE initiative.

During the year ended December 31, 2007, ComEd recognized net costs from the 2007 portion of the Settlement, including $11 million of rate relief credits provided by ComEd prior to June 14, 2007, in its Statements of Operations as follows:

	Funded by ComEd		Total credits issued to ComEd customers
Credits to ComEd customers	$33	(a)	$279
Other rate relief programs	8	(b)	n/a

Total incurred costs	$41		$279

(a)	Recorded as a reduction in operating revenues.

(b)	Recorded as a charge to operating and maintenance expense.

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In the event that the Illinois General Assembly enacts legislation prior to August 1, 2011 that freezes or reduces electric rates or imposes a generation tax on any party to the Settlement, the Settlement provides for the contributors to the rate relief funds to terminate their funding commitments and recover any undisbursed funds set aside for rate relief.

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The existing contracts resulting from the procurement auction in 2006 will be honored. As those contracts expire, procurement will be made pursuant to a new competitive process to establish market-based contracts.

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To fulfill a requirement of the Settlement Legislation, ComEd and Generation entered into a five-year financial swap contract, the effect of which is to cause ComEd to pay fixed prices and cause Generation to pay a market price for a portion of ComEd’s electricity supply requirement. The financial terms cover energy costs only and do not cover capacity or ancillary services. The contract became effective upon enactment of the Settlement Legislation.

The financial swap contract is designed to dovetail with ComEd’s remaining auction contracts for energy, increasing in volume as those contracts expire. The contract volumes are 1,000 MW for the period from June 2008 through May 2009, 2,000 MW for the period from June 2009 through May 2010, and 3,000 MW in each of the periods June 2010 through May 2013.

The financial swap contract between Generation and ComEd is a derivative financial instrument. The arrangement in the swap contract was deemed prudent by the Settlement Legislation, thereby ensuring ComEd of full cost recovery in rates. See Note 7 – Derivative Financial Instruments for additional information.

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The IPA was created to design electricity supply portfolio plans for electric utilities and administer the new competitive procurement process for utilities to procure the electricity supply resources identified in the supply portfolio plans, all under the oversight of the ICC. The IPA, under certain conditions, has authority to construct generation and co-generation facilities that use indigenous coal or renewable resources, or both, and to supply electricity at cost to municipal electric systems and rural electric cooperatives. The IPA’s operations are funded from fees and bond proceeds and the interest on $25 million of the $1 billion customer rate relief package to be contributed to the Illinois Power Agency Trust Fund.

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The ability of utilities to engage in divestiture and other restructuring transactions after only having to make an informational filing at the ICC to satisfy regulatory requirements is extended until all classes of tariffed service are declared competitive.

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The Settlement Legislation declared that the 400 kilowatt (kW) and above customer classes of ComEd are competitive and established an expedited procedure for finding customer classes with demands of 100 kW or greater but less than 400 kW are competitive. On October 11, 2007, the ICC granted a request made by ComEd by declaring that customer classes with demands of 100 kW or greater but less than 400 kW are competitive, effective on November 11, 2007. Consequently, after the expiration of a transitional period, ComEd will have a provider of last resort (POLR) obligation only for those customers with demand of less than 100 kW.

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Until at least June 30, 2022, the State of Illinois will not prohibit an electric utility from maintaining its membership in a FERC approved regional transmission organization (RTO) chosen by the utility.

•	ComEd is required to provide tariffed service to condominium associations at rates that do not exceed rates offered to residential customers.

•	Utilities are prohibited from terminating electric service to a residential electric space heat customer due to nonpayment between December 1 of any year and March 1 of the following year.

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Electric utilities are required to use cost-effective energy efficiency resources to meet incremental annual program energy savings goals of 0.2% of energy delivered in the year commencing June 1, 2008, increasing annually to 2.0% of energy delivered in the year commencing June 1, 2015 and each year thereafter. Additionally, commencing June 1, 2008 and continuing for a period of ten years, electric utilities must implement cost effective demand response measures to reduce peak demand by 0.1% over the prior year for eligible retail customers. The energy efficiency and demand response goals are subject to rate impact caps each year. Utilities are allowed recovery of costs for energy efficiency and demand response programs, subject to approval by the ICC. Failure to comply with the energy efficiency requirements in the Settlement Legislation would result in ComEd being subject to penalties, including losing control of the programs, and other charges. Pursuant to these requirements, ComEd filed its initial Energy Efficiency and Demand Response Plan with the ICC on November 15, 2007. This plan begins June 1, 2008 and is designed to meet the Settlement Legislation’s energy efficiency and demand response goals for an initial three-year period, including reductions in delivered energy and in ComEd’s supply customers’ peak demand. ComEd anticipates that the ICC will issue an order on the filing during the first quarter of 2008.

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The procurement plans developed by the IPA and implemented by electric utilities must include cost-effective renewable energy resources in amounts that equal or exceed 2% of the total electricity that each electric utility supplies to its eligible retail customers by June 1, 2008, increasing to 10% by June 1, 2015, with a goal of 25% by June 1, 2025. All goals are subject to rate impact criteria set forth in the Settlement Legislation. Utilities will be allowed to pass through any costs from the procurement of these renewable resources.

Pursuant to the Settlement, ComEd, Generation, the Attorney General of the State of Illinois (Illinois Attorney General), and other Illinois utilities entered into a release and settlement agreement releasing and dismissing with prejudice all litigation, claims and regulatory proceedings and appeals relating to or arising out of the procurement of power, including ICC and FERC proceedings relating to the procurement of power. The release and settlement agreement became effective upon enactment of the Settlement Legislation.

ComEd believes that the Settlement Legislation will promote competition in Illinois retail markets and allow utilities to recover their approved supply costs while relieving the pressure for rate freeze, generation tax, or other similar legislation. Given the rate stabilization provided by the Settlement Legislation and the fact that ComEd’s POLR obligation, after a transition period, will consist of only those customers with demand of less than 100 kW, and considering the assurances legislative leaders gave to ComEd in discussions leading to the Settlement, ComEd is reasonably confident that the Illinois General Assembly will not enact rate freeze, generation tax, or other similar legislation again within the next several years. However, ComEd cannot predict whether the Illinois General Assembly might enact such measures at some future date under different circumstances.

Illinois Procurement Proceedings. ComEd’s power purchase agreement (PPA) with Generation expired at the end of 2006. To meet its electricity supply needs subsequent to the expiration of the PPA, ComEd sought and was given approval by the ICC to use a reverse-auction competitive bidding process for the procurement of electricity after the end of the transition period. A procurement auction for ComEd’s entire load beginning in January 2007 took place in September 2006. Generation won portions of the ComEd procurement auction. The energy price that resulted from the first procurement auction is fixed until May 31, 2008, at which time, approximately one-third of supply contracts signed as part of the procurement auction are scheduled to expire. The Settlement Legislation established a new competitive process that must be used by Illinois utilities for the procurement of electricity. Under that process, the IPA will participate in the design of electricity supply portfolios for ComEd, with the exception of the delivery period beginning in June 2008, and will administer ComEd’s procurement of electricity supply resources and renewable energy resources identified in ComEd’s supply portfolio plans, all with oversight of the ICC. On October 29, 2007, ComEd filed a petition with the ICC seeking approval of an initial procurement plan to secure power and other ancillary services for a portion of the electricity required by residential and small commercial customers for the period June 2008 through May 2009. On December 11, 2007, an administrative law judge (ALJ) issued a Proposed Order on the procurement plan, approving virtually every aspect of the proposal, except that the ALJ recommended an increase in the amount of power ComEd should procure through standard block purchases in July and August 2008 for peak periods. On December 19, 2007, the ICC approved the Proposed Order. The procurement plan and the spot market purchases discussed below will be used to effectively replace the auction contracts scheduled to expire on May 31, 2008 and will meet ComEd’s customers’ electricity requirements for the period June 2008 through May 2009. In addition to the procurement plan, ComEd will purchase energy on the spot market to meet the needs of its customers. To fulfill a requirement of the Settlement Legislation, ComEd and Generation entered into a five-year financial swap contract. This contract effectively hedges a significant portion of ComEd’s spot market purchases. On May 31, 2009, another one-third of existing supplier contracts entered into under the auction are scheduled to expire and additional electricity will be acquired through the new competitive process administered by the IPA in order to meet the needs of ComEd residential and small commercial full service customers who elect to take both delivery and supply service.

On March 28, 2007 and March 30, 2007, class action suits were filed in Illinois state court against ComEd and Generation as well as the other suppliers in the Illinois procurement auction, claiming that the suppliers manipulated the auction and that the resulting wholesale prices are unlawfully high. On December 21, 2007, the United States District Court for the Northern District of Illinois granted the defendants’ motions to dismiss both cases and the time to appeal that order has expired.

Illinois Rate Cases. On August 31, 2005, ComEd filed a rate case with the ICC to comprehensively revise its tariffs and to adjust rates for delivering electricity effective January 2007 (2005 Rate Case). The commodity component of ComEd’s rates was established by the reverse-auction process in accordance with the ICC rate order that approved the process. ComEd proposed a revenue increase of $317 million. On July 26, 2006, the ICC issued its order in the Rate Case which approved a delivery services revenue increase of approximately $8 million of the $317 million proposed revenue increase requested by ComEd. On December 20, 2006, the ICC issued an order on rehearing that increased the amount previously approved by approximately $74 million for a total rate increase of $83 million. ComEd and various other parties have appealed the rate order to the courts. ComEd cannot predict the results or the timing of the appeal. In the event the order is ultimately changed, the changes are expected to be prospective only.

On October 17, 2007, ComEd filed a request with the ICC seeking approval to increase its delivery service revenue requirement to reflect its continued investment in delivery service assets since rates were last determined. If approved by the ICC, the total proposed increase of approximately $360 million in the net annual revenue requirement, which was based on a 2006 test year and capital additions through the third quarter of 2008, would increase an average total residential customer bill by approximately 7.7%. The filing included a storm rider and a system modernization rider. The storm rider would allow for the recovery from or return to customers of the actual costs incurred for storm restoration activities relative to a baseline amount. The system modernization rider would allow for certain capital projects to be pre-approved by the ICC into a revenue requirement on a quarterly basis instead of waiting for the next rate case. ICC proceedings relating to the proposed delivery service rates and related riders will occur over a period of up to eleven months. ComEd cannot predict how much of the requested delivery service rate increase the ICC may approve, if any, when any rate increase may go into effect, or whether any approved rate increase that may eventually be approved will be sufficient for ComEd to adequately recover its costs when the increase goes into effect. Similarly, ComEd cannot predict whether the riders will be approved by the ICC.

Original Cost Audit. In connection with an April 2006 interim order in ComEd’s delivery services rate case, the ICC, with ComEd’s concurrence, ordered an “original cost” audit of our distribution assets. In December 2007, the outside auditor presented its findings to the ICC staff regarding accounting methodology, documentation and other matters, along with proposed adjustments. ComEd is attempting to resolve the proposed audit adjustments through discussions with the ICC staff. The results of the audit ultimately will be reported to the ICC and may become the subject of an ICC proceeding. While ComEd believes that many of the auditor’s findings are without merit, the ultimate resolution of the audit could result in a disallowance and related write-off of a portion of the original cost of our delivery system assets after reflecting the appropriate associated accumulated depreciation and deferred income taxes associated with the disallowances. Some of the disallowed costs identified in the audit have been, or will be, re-allocated to our transmission system assets base. Any resulting net adjustment to ComEd’s delivery system assets could affect the determination of ComEd’s revenue requirements in delivery service rate proceedings, and net plant re-allocated to ComEd’s transmission system assets would affect ComEd’s transmission rates. At this time, ComEd does not believe it has significant financial exposure related to the eventual resolution of the original cost audit.

Transmission Rate Case. On March 1, 2007, ComEd filed a request with FERC seeking approval to update its transmission rates and change the manner in which ComEd’s transmission rates are determined from fixed rates to a formula rate. ComEd also requested incentive rate treatment for certain transmission projects. In June 2007, FERC issued an order that conditionally approved ComEd’s proposal to implement a formula-based transmission rate effective as of May 1, 2007, but subject to refund, hearing procedures and conditions. The FERC order provided that further hearing and settlement procedures be conducted to determine the reasonableness of certain elements of ComEd’s formula-based rate, including ComEd’s proposed 11.70% base return on equity and various elements of ComEd’s rate base. The order denied ComEd’s request for incentive rate treatment on investment in certain transmission projects and the inclusion of construction work in progress in ComEd’s rate base. The FERC order approved a 0.5% adder to the base return on equity for participating in a RTO. Effective May 1, 2007, PJM Interconnection (PJM) began billing customers based on the conditional FERC order.

On October 5, 2007, ComEd made a filing with FERC seeking approval of a settlement agreement reached by most active parties and opposed by no party. The settlement judge certified the settlement to the Commission as uncontested on October 29, 2007. The settlement agreement is a comprehensive resolution of all issues in the proceeding, other than a request by ComEd for rehearing on incentive returns on new investment. FERC approved the settlement agreement on January 16, 2008. The settlement agreement establishes the agreed-upon treatment of costs and revenues in the determination of network service transmission rates and the process for updating the formula rate calculation on an annual basis. The agreement provides for a base return on equity on transmission rate base of 11.0% plus an adder of 0.50% in recognition of ComEd’s participation in a RTO, a cap of 58% on the equity component of ComEd’s capital structure (declining to 55% by 2011), and a debt-only return of 6.51% on ComEd’s pension asset. The settlement agreement results in a first year annual transmission network service revenue requirement increase of approximately $93 million, or a $24 million reduction from the revenue requirement conditionally approved by FERC in its June 5, 2007 order. The formula rate will be updated annually to ensure that customers pay the actual costs of providing transmission services. The reduction in the revenue requirement will be implemented during the first quarter of 2008. Management believes that appropriate reserves have been established for transmission revenues that will be refunded in accordance with the settlement agreement. In addition, on January 18, 2008, FERC issued an order on ComEd’s request for rehearing on incentive returns that allows ComEd to include a 1.5% adder to the return on equity for ComEd’s largest transmission project, thereby resulting in a 13% return on equity for the project. The order also authorizes the inclusion of 100% of construction work in progress in rate base for that project but rejects incentive treatment for any other project ComEd has pending.

Authorized Return on Rate Base. Under Illinois legislation, if the two-year average of the earned return on common equity of a utility through December 31, 2006 exceeded an established threshold, one-half of the excess earnings were required to be refunded to customers. The threshold rate of return on common equity was based on a two-year average of the Monthly Treasury Bond Long-Term Average Rates (20 years and above) plus 8.5% in the years 2000 through 2006. Earnings for purposes of ComEd’s threshold included ComEd’s net income (loss) calculated in accordance with GAAP and reflected the amortization of regulatory assets. Under Illinois statute, any impairment of goodwill would have had no impact on the determination of the cap on ComEd’s allowed equity return during the transition period. ComEd did not trigger the earnings sharing provision through 2006. With the end of the transition and rate freeze period, in its December 20, 2006 order, the ICC authorized a return on the 2004 adjusted test year distribution rate base of 8.01% for ComEd starting in 2007.

During the first quarter of 2007, ComEd filed a transmission rate case with FERC in which it requested a weighted average debt and equity return on transmission rate base of 9.87% as determined by a formula-based rate calculation as discussed above. As part of the settlement agreement related to the transmission rate case as approved by FERC, ComEd agreed to a weighted average debt and equity return on transmission rate base of 9.40% through May 31, 2008. Subsequently, the weighted average debt and equity return on transmission rate base will be determined by the formula-based rate calculation discussed above.

City of Chicago Settlement Agreement. On December 21, 2007, ComEd entered into a settlement agreement with the City of Chicago (City) regarding a wide range of issues including components of its franchise agreement with the City and other matters. Pursuant to the terms of this settlement agreement, ComEd will make payments totaling $55 million to the City through 2012 so long as the City meets specified conditions contained in this settlement agreement. The first payment of $23 million was made in December 2007. The remaining payments of $18 million, $8 million, $3 million, $1 million, and $2 million will be made in the years 2008 through 2012, respectively. All payments will be included as a reduction of other revenue in ComEd’s statement of operations in the period in which the cash payments are made to the City.

The City has agreed not to challenge ComEd’s position in certain regulatory proceedings during the term of this settlement agreement, including:

•	ComEd’s requested revenue requirement in the delivery rate case and storm rider filed by ComEd with the ICC in October 2007

•	ComEd’s proposed revenue requirements in future cases if the projected increase in the average residential bill does not exceed a certain amount based on the Consumer Price Index

•	ComEd’s recovery of all of its wholesale power costs

•	ComEd’s recent transmission rate case filed with FERC in March 2007

•	Any rate design or rider filed with the ICC, unless the impact of the challenge on ComEd would be revenue neutral.

Under this settlement agreement, the City further agreed to allow ComEd to cancel various projects previously required under a franchise agreement with the City and to defer completion of certain other required projects. This settlement agreement also settles other disputes between ComEd and the City, including dismissing the City’s appeal of ComEd’s 2005 Rate Case. ComEd and the City also agreed to establish a panel of ComEd and City representatives to evaluate opportunities to improve service reliability in the City.

Competitive Electric Generation Suppliers. In November 2007, Illinois Senate Bill (SB) 1299 was enacted into law. Among other things, the new law will generally require utilities to purchase receivables through an ICC tariff from competitive electric generation suppliers for power and energy service provided to retail customers with a non-coincident peak demand of less than 400 kw. The law expressly provides for the recovery of the reasonable costs associated with the implementation of the law and ongoing costs of purchasing the receivables. ComEd is assessing the potential impact, which is expected in 2009, of the new law on its operations and financial results and condition.

Through and Out (T&O) Rates and Seams Elimination Charge/Cost Adjustment/Assignment (SECA) In November 2004, FERC issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of T&O rates for transmission service scheduled out of or across its respective transmission system and ending within territories of PJM or Midwest Independent Transmission System Operator (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The transition rates, known as SECA, were collected from load-serving entities and paid to transmission owners within PJM and MISO over the period of December 1, 2004 through March 31, 2006, and were subject to refund, surcharge and hearing. As a load-serving entity, ComEd was also required to pay SECA rates during the transitional period based on the benefits it received from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004, ComEd has recorded approximately $49 million of SECA collections net of SECA charges. The ALJ issued an Initial Decision on August 10, 2006 finding that the transmission owners overstated their lost revenues in their compliance filings and the SECA rate design was flawed. Additionally, the ALJ recommended that the transmission owners should be ordered to refile their respective compliance filings related to SECA rates. ComEd filed exceptions to the Initial Decision and FERC, on review, will determine whether or not to accept the ALJ’s recommendation. There is no scheduled date for FERC to act on this matter. Separately, settlements have been reached by ComEd with various parties. FERC has approved several of these settlements while others are still awaiting FERC approval. In 2007, based on FERC approval of certain settlements, ComEd reduced its reserve for possible SECA refunds. Management of ComEd believes that appropriate reserves have been established for the estimated portion of SECA collections that may be required to be refunded. These reserves generally reflect settlements reached to-date. The ultimate outcome of the proceeding establishing SECA rates is uncertain, but ComEd does not believe ultimate resolution of this matter will be material to its results of operations or financial position.

PJM Transmission Rate Design. In July 2006, an ALJ issued an Initial Decision that recommended that FERC implement the postage stamp rate suggested by FERC staff, effective as of April 1, 2006, but also allowed for the potential to phase in rate changes. In April 2007, FERC issued its order on review of the ALJ’s decision. FERC held that PJM’s current rate design for existing facilities is just and reasonable and should not be changed. That is consistent with Exelon’s position in the case. FERC also held that the costs of new facilities should be allocated under a different rate design. FERC held that the costs of new facilities 500 kilovolts (kV) and above should be socialized across the entire PJM footprint and that the costs of new facilities less than 500 kV should be allocated to the beneficiaries of the new facilities. FERC stated that PJM’s stakeholders should develop a standard method for allocating the costs of new transmission facilities lower than 500 kV. In September 2007, a settlement was reached on most of the issues relating to allocating costs of new transmission facilities lower than 500 kV. FERC’s decision on existing facilities leaves the status quo as to existing costs. In the short term, based on new transmission facilities approved by PJM, it is likely that allocating the costs of new 500 kV facilities across PJM will increase costs to ComEd, as compared to the allocation methodology in effect before the FERC order. On May 21, 2007, Exelon, on behalf of Generation, ComEd, and PECO, and other parties filed requests for rehearing of FERC’s April 2007 order. On January 31, 2008, FERC denied rehearing on all issues. FERC’s decision may be subject to review in the United States Court of Appeals. However, ComEd anticipates that all impacts of any rate design changes effective after December 31, 2006 should be recoverable through retail rates in the absence of rate freeze or similar legislation. However, ComEd cannot predict the long-term impact on the results of operations or cash flows due to the uncertainty as to whether new facilities will be built and how the costs of new facilities less than 500 kV will be allocated.

PJM-MISO Regional Rate Design. In August 2007, ComEd and several other transmission owners in PJM and the Midwest ISO (MISO), as directed by a FERC order issued in November 2004, filed with FERC to continue the existing transmission rate design between PJM and MISO. On August 22, 2007, additional transmission owners and certain other entities filed protests urging FERC to reject the filing. On January 31, 2008, FERC accepted the filing. FERC’s decision may be subject to requests for rehearing and to review in the United States Court of Appeals. On September 17, 2007, a complaint was filed at FERC asking FERC to find that the PJM-MISO rate design was unjust and unreasonable and to substitute a rate design that socializes the costs of all existing and new transmission facilities of 345 kV and above across PJM and MISO. ComEd filed a response in October 2007 stating that FERC should dismiss the complaint without a hearing. ComEd cannot predict the outcome of this litigation. On January 31, 2008, FERC denied the complaint. FERC’s decision may be subject to requests for rehearing and to review in the United States Court of Appeals.

3. Accounts Receivable

Accounts receivable at December 31, 2007 and 2006 included estimated unbilled revenues, representing an estimate for the unbilled amount of energy or services provided to customers, and is net of an allowance for uncollectible accounts as follows:

	2007	2006
Unbilled revenues	$282	$296
Allowance for uncollectible accounts	53	20

4. Property, Plant and Equipment

The following tables present a summary of property, plant and equipment by asset category as of December 31, 2007 and 2006:

Asset Category	2007	2006
Electric—transmission and distribution	$12,404	$11,632
Construction work in progress	407	256
Other property, plant and equipment (a)	14	14

Total property, plant and equipment	12,825	11,902

Less accumulated depreciation	1,698	1,445

Property, plant and equipment, net	$11,127	$10,457

(a)	Represents non-regulated property.

ComEd’s property, plant and equipment is regulated with the exception of non-regulated property included in other property, plant and equipment in the table above. As of December 31, 2007 and 2006, the accumulated depreciation for regulated and unregulated property, plant and equipment is as follows:

	December 31,
	2007	2006
Accumulated depreciation - regulated	$1,694	$1,441
Accumulated depreciation - unregulated	4	4

5. Intangible Assets

Goodwill

Pursuant to SFAS No. 142, goodwill is not amortized, but is subject to an assessment for impairment at least annually, or more frequently if events or circumstances indicate that goodwill might be impaired. The impairment assessment is performed using a two-step, fair-value based test. The first step compares the fair value of the reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step requires the carrying amount of the goodwill to be compared to its estimated fair value. If the fair value of goodwill is less than the carrying amount, an impairment loss is recorded as a reduction to goodwill and a charge to operating expense.

In the assessment to estimate its fair value, ComEd used a probability-weighted, discounted cash flow model with multiple scenarios. The determination of the fair value was dependent on many sensitive, interrelated and uncertain variables including changing interest rates, utility sector market performance, capital structure, rate regulatory structures, operating and capital expenditure requirements and other factors. Changes in the variables used in the impairment review could possibly result in a future impairment loss of ComEd’s goodwill, which could be material.

The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 were as follows:

Balance as of January 1, 2006	$3,475
Resolution of certain tax matters	(5)
Impairment	(776)

Balance as of January 1, 2007	2,694
Resolution of certain tax matters(a)	(69)

Balance as of December 31, 2007	$2,625

(a)	Includes resolution of certain tax matters and the impact of adopting FIN 48 for uncertain tax positions of ComEd that existed at October 20, 2000, the date of the merger in which Exelon became the parent corporation of PECO and ComEd (PECO / Unicom merger), in accordance with EITF Issue No. 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination” (EITF 93-7). See Notes 1 and 9 for further information.

2007 Annual Goodwill Impairment Assessment. The 2007 annual goodwill impairment assessment was performed as of November 1, 2007. The first step of the annual impairment analysis, comparing the fair value of ComEd to its carrying value, including goodwill, indicated no impairment of goodwill, therefore the second step is not required.

2006 Annual Goodwill Impairment Assessment. The 2006 annual goodwill impairment assessment was performed as of November 1, 2006. The first step of the annual impairment analysis, comparing the fair value of ComEd to its carrying value, including goodwill, indicated no additional impairment of goodwill.

2006 Interim Goodwill Impairment Assessment. Due to the significant negative impact of the ICC’s July 2006 order in ComEd’s 2005 Rate Case to the cash flows and value of ComEd, an interim impairment assessment was completed during the third quarter of 2006. Based on the results of this interim goodwill impairment analysis, which was performed using the same model and assumptions discussed above, ComEd recorded a charge of $776 million associated with the impairment of goodwill during the third quarter of 2006. See Note 2 — Regulatory Issues for further information regarding the 2005 Rate Case.

Other Intangible Assets

ComEd’s other intangible assets, included in deferred debits and other assets in the balance sheet, consisted of the following as of December 31, 2007:

				Estimated amortization expense
	Gross	Accumulated Amortization	Net	2008	2009	2010	2011	2012
Chicago settlement – 1999 agreement(a)	$100	$(55)	$45	$3	$3	$3	$3	$3
Chicago settlement – 2003 agreement (b)	62	(17)	45	4	4	4	4	4

Total intangible assets	$162	$(72)	$90	$7	$7	$7	$7	$7

(a)	On March 22, 1999, ComEd entered into a settlement agreement with the City to end an arbitration proceeding between ComEd and the City regarding the franchise agreement and a supplemental agreement, whereby ComEd agreed to make payments of $25 million to the City each year from 1999 to 2002. The intangible asset recognized as a result of these payments is being amortized ratably over the remaining term of the franchise agreement relative to our ability to distribute electricity in the City of Chicago. The franchise agreement ends in 2020.

(b)	On February 20, 2003, ComEd entered into separate agreements with the City and with Midwest Generation. Under the terms of the settlement agreement with the City, ComEd agreed to pay the City a total of $60 million over a ten-year period, beginning in 2003, and, among other things, be relieved of a requirement, originally transferred to Midwest Generation upon the sale of ComEd’s fossil plants in 1999, to build a 500 MW generation facility in the City. As required by the settlement, ComEd also made a payment of $2.3 million to a third party on the City’s behalf. The intangible asset recognized as a result of the settlement agreement is being amortized ratably over the remaining term of the franchise agreement relative to our ability to distribute electricity in the City of Chicago. The franchise agreement ends in 2020.

Pursuant to the agreement discussed above, ComEd received payments of $32 million from Midwest Generation to relieve Midwest Generation’s obligation under the fossil sale agreement to build the generation facility in the City. The payments received by ComEd are being recognized ratably (approximately $2 million annually) as an offset to amortization expense over the remaining term of the franchise agreement relative to our ability to distribute electricity in the City of Chicago.

ComEd’s net amortization expense related to intangible assets was $5 million for the years ended December 31, 2007, 2006 and 2005.

6. Fair Value of Financial Assets and Liabilities

Non-Derivative Financial Assets and Liabilities. As of December 31, 2007 and 2006, ComEd’s carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of fair value because of the short-term nature of these instruments. Fair values for long-term debt and preferred securities of subsidiaries are determined by a valuation model which is based on a conventional discounted cash flow methodology and utilizes assumptions of current market pricing curves.

The carrying amounts and fair values of ComEd’s financial liabilities as of December 31, 2007 and 2006 were as follows:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt (including amounts due within one year)	$4,145	$4,126	$3,579	$3,592
Long-term debt to ComEd
Transitional Funding Trust (including amounts due within one year)	274	277	648	652
Long-term debt to other financing trusts	361	317	361	338

Credit Risk. Financial instruments that potentially subject ComEd to concentrations of credit risk consist principally of cash equivalents and customer accounts receivable. ComEd places its cash equivalents with high-credit quality financial institutions. Generally, such investments are in excess of the Federal Deposit Insurance Corporation limits. Concentrations of credit risk with respect to customer accounts receivable are limited due to ComEd’s large number of customers and their dispersion across many industries.

7. Derivative Financial Instruments

ComEd utilizes derivative instruments to manage exposures to a number of market risks, including changes in interest rates and the impact of market fluctuations in the price of electricity, coal, natural gas, other commodities and other energy-related products marketed and purchased as a result of its ownership of energy-related assets.

The table below provides a rollforward of accumulated OCI related to cash-flow hedges from January 1, 2006 to December 31, 2007, containing information about the changes in the fair value of cash flow hedges and the reclassification from accumulated OCI into earnings during the years ended December 31, 2006 and 2007.

Total Cash-Flow Hedge OCI Activity, Net of Income Tax
Energy- Related Hedges
Accumulated OCI derivative gain (loss) at January 1, 2006	$—
Effective portion of changes in fair value	(4)

Accumulated OCI derivative gain (loss) at December 31, 2006	$(4)
Effective portion of changes in fair value	1
Reclassifications from accumulated OCI to net income	3

Accumulated OCI derivative loss at December 31, 2007	$—

Interest-Rate Swaps

ComEd may utilize fixed-to-floating interest-rate swaps, which are typically designated as fair-value hedges, as a means to achieve its targeted level of variable-rate debt as a percent of total debt. In addition, ComEd may utilize interest-rate derivatives to lock in interest-rate levels in anticipation of future financings, which are typically designated as cash-flow hedges.

Fair-Value Hedges. During the year ended December 31, 2007 and 2006, no amounts relating to fair-value hedges were recorded in earnings as a result of ineffectiveness. During 2006, ComEd settled its interest-rate swaps designated as fair-value hedges in the aggregate notional amount of $240 million for a cash payment of approximately $1 million.

Cash-Flow Hedges. At December 31, 2007 and 2006, ComEd did not have any cash-flow hedges outstanding. During 2005, ComEd settled interest-rate swaps in the aggregate notional amount $325 million as a result of a ComEd forecasted transaction no longer being probable, and recorded pre-tax losses $15 million was included in other, net within ComEd’s Consolidated Statements of Operations.

Energy-Related Derivatives

ComEd has entered into certain other derivative instruments that do not qualify or are not designated as hedges under SFAS No. 133. ComEd believes these instruments represent economic hedges that mitigate exposure to fluctuations in commodity prices.

The contracts that ComEd has entered into as part of the initial ComEd power procurement auction qualify for the normal purchases and normal sales exception to SFAS No. 133, which is further discussed in Note 2 - Regulatory Issues.

ComEd does not enter into derivatives for proprietary trading purposes.

ComEd had net assets (liabilities) of $456 million and $(11) million, on its Consolidated Balance Sheets for the fair value of energy-related derivatives at December 31, 2007 and 2006, respectively. The following table provides a summary of the fair value balances recorded by ComEd as of December 31, 2007 and 2006:

	December 31, 2007 Other Derivatives(a)	December 31, 2006
		Cash-Flow Hedge	Other Derivatives	Total
Current assets	$13	$—	$—	$—
Noncurrent assets	443	—	—	—

Total mark-to-market energy contract assets	$456	$—	$—	$—

Current liabilities	$—	$(6)	$(5)	$(11)
Noncurrent liabilities	—	—	—	—

Total mark-to-market energy contract liabilities	$—	$(6)	$(5)	$(11)

Total mark-to-market energy contract net (liabilities) assets	$456	$(6)	$(5)	$(11)

(a)	Includes current and noncurrent asset of $13 million and $443 million, respectively, related to the fair value of ComEd’s five-year financial swap contract with Generation, as described below under “Illinois Settlement Swap Contract.”

Illinois Settlement Swap Contract. In order to fulfill a requirement of the Settlement, Generation and ComEd entered into a five-year financial swap contract, the effect of which is to cause ComEd to pay fixed prices and cause Generation to pay a market price for a portion of ComEd’s electricity supply requirement. The contract is to be settled net, for the difference between the fixed and market pricing, and the financial terms only cover energy costs and do not cover capacity or ancillary services. ComEd has not elected hedge accounting for this derivative financial instrument and records the fair value of the swap on its balance sheet. However, since the financial swap contract was deemed prudent by the Settlement Legislation, thereby ensuring ComEd of full cost recovery in rates, the change in fair value each period is recorded by ComEd as a regulatory asset or liability. During the year ended December 31, 2007, ComEd recorded an increase in regulatory liabilities of $456 million associated with the swap contract. See Note 2 – Regulatory Issues for further information regarding the Illinois settlement swap contract.

Cash-Flow Hedges. ComEd’s cash-flow hedge activity impact to pre-tax earnings based on the reclassification adjustment from accumulated OCI to earnings was a $3 million pre-tax loss for the year ended December 31, 2007.

Other Derivatives. Other derivative contracts are those that do not qualify or are not designated for hedge accounting. For the years ended December 31, 2007 and 2006, ComEd recognized the following net pre-tax mark-to-market gains (losses) relating to changes in the fair values of certain purchase power and sale contracts pursuant to SFAS No. 133, which are reported in fuel and purchased power expense, revenue, and operating and maintenance expense, respectively, in the Consolidated Statements of Operations and in net realized and unrealized mark-to-market transactions in the Consolidated Statements of Cash Flows.

	December 31,
	2007	2006
Unrealized mark-to-market losses	$—	$(8)
Realized mark-to-market gains	4	3

Total net mark-to-market gains (losses)	$4	$(5)

Credit Risk Associated with Derivative Instruments

ComEd would be exposed to credit-related losses in the event of non-performance by counterparties that enter into derivative instruments. The credit exposure of derivative contracts, before collateral, is represented by the fair value of contracts at the reporting date.

Under the Illinois auction rules and the supplier forward contracts that ComEd entered into with Generation, beginning in 2007, collateral postings have been one-sided from Generation only. That is, when market prices have fallen below ComEd’s contracted price levels, ComEd has not been required to post collateral; however, when market prices have risen above contracted price levels with ComEd, Generation is required to post collateral. Under the terms of the five-year financial swap contract between Generation and ComEd, there are no immediate collateral provisions on either party. However, if ComEd achieves an investment grade rating from Moody’s Investor Service (Moody’s) or Standard & Poor’s (S&P), and then is later downgraded below investment grade, collateral postings would be one-sided from ComEd; conversely, should Generation be downgraded below investment grade, collateral postings would be one-sided from Generation. Under no circumstances would collateral postings exceed $200 million from either ComEd or Generation under the five-year financial swap.

8. Debt and Credit Agreements

Short-Term Borrowings

During 2007, ComEd met its short-term liquidity requirements primarily through borrowings under its credit facility. ComEd had the following amounts of commercial paper and credit facility borrowings outstanding at December 31, 2007 and December 31, 2006:

	December 31, 2007	December 31, 2006
Commercial paper borrowings	$—	$60
Credit facility borrowings	370	—

The following tables present the short-term borrowings activity for ComEd during 2007, 2006 and 2005:

	2007	2006	2005
Average borrowings	$291	$213	$36
Maximum borrowings outstanding	605	669	497
Average interest rates, computed on a daily basis	6.01%	5.06%	4.13%
Average interest rates, at December 31	5.63%	5.43%	4.50%

Credit Agreements

As of December 31, 2007, ComEd had access to an unsecured credit facility with aggregate bank commitments of $1 billion. In October 2007, ComEd terminated its existing $1 billion secured credit facility and entered into a $1 billion unsecured facility. As of December 31, 2007, ComEd has the capacity to issue approximately $2.8 billion of first mortgage bonds as a result of replacing its secured credit facility, which contained a restriction on a portion of such bond issuances, with an unsecured credit facility, which does not contain that restriction. ComEd’s unsecured facility initially expires February 16, 2011. Under the credit facility agreement, ComEd may request up to two one-year extensions of that term. ComEd may also request increases in the aggregate bank commitments up to an additional $500 million.

ComEd may use the credit facility for general corporate purposes, including meeting short-term funding requirements and the issuance of letters of credit. The obligation of each lender to make any credit extension to ComEd under its credit facility is subject to various conditions including, among other things, that no event of default has occurred or would result from such credit extension.

At December 31, 2007, ComEd had $1 billion aggregate bank commitments and $586 million available capacity under the credit agreements. Available capacity represents the unused bank commitments under ComEd’s credit agreements net of outstanding letters of credit. The amount of commercial paper outstanding does not reduce the available capacity under the credit agreements. At December 31, 2007, ComEd had no commercial paper outstanding and $370 million of outstanding credit facility borrowings.

Interest rates on advances under the credit facilities are based on either prime or the London Interbank Offered Rate (LIBOR) plus an adder based on the credit rating of the borrower as well as the total outstanding amounts under the agreement at the time of borrowing. The maximum LIBOR adder for ComEd is 162.5 basis points.

Each credit agreement requires the affected borrower to maintain a minimum cash from operations to interest expense ratio for the twelve-month period ended on the last day of any quarter. The ratios exclude revenues and interest expenses attributable to securitization debt, certain changes in working capital, and distributions on preferred securities of subsidiaries. At December 31, 2007, ComEd was in compliance with its minimum credit agreement threshold of 2.00 to 1.

Long-Term Debt

The following tables present ComEd’s outstanding long-term debt as of December 31, 2007 and 2006:

	Rates	Maturity Date	December 31,
			2007	2006
Long-term debt
First Mortgage Bonds (a) (b):
Fixed rates	3.70%-8.00%	2008-2036	$3,686	$2,961
Floating rates	4.0%-4.5%	2013-2020	343	343
Notes payable
Fixed rates	6.95%	2018	140	285
Sinking fund debentures	3.875%-4.75%	2008-2011	6	8

Total long-term debt			4,175	3,597
Unamortized debt discount and premium, net			(29)	(17)
Unamortized settled fair-value hedge, net			(1)	(1)
Long-term debt due within one year(c)			(122)	(147)

Long-term debt			$4,023	$3,432

Long-term debt to financing trusts (d)

	Rates	Maturity Date	December 31,
			2007	2006
Subordinated debentures to ComEd Financing II(e)	8.50%	2027	155	155
Subordinated debentures to ComEd Financing III	6.35%	2033	206	206
Payable to ComEd Transitional Funding Trust	5.74%	2008	274	648

Total long-term debt to financing trusts			635	1,009
Long-term debt to financing trusts due within one year(c)			(274)	(308)

Long-term debt to financing trusts			$361	$701

(a)	ComEd’s utility assets other than expressly excepted property are subject to the lien of its mortgage indenture.

(b)	Includes first mortgage bonds issued under the ComEd mortgage indentures securing pollution control bonds and notes.

(c)	ComEd intends to refinance maturing debt.

(d)	Amounts owed to these financing trusts are recorded as debt to financing trusts within ComEd’s Consolidated Balance Sheets.

(e)	ComEd expects to optionally redeem the subordinated debentures held by ComEd Financing II and the trust related preferred securities of ComEd Financing II during the first quarter of 2008. A portion of the proceeds from the January 16, 2008 debt issuance will be used to refinance these obligations.

Long-term debt maturities at ComEd in the periods 2008 through 2012 and thereafter are as follows:

Year
2008	$122
2009	17
2010	213
2011	346
2012	451
Thereafter (a)	3,026

Total	$4,175

(a)	On January 16, 2008, ComEd issued $450 million of First Mortgage Bonds due in 2038. Since the proceeds of the bonds will be partially used to refinance $295 million of first mortgage bonds due in 2008, these maturing first mortgage bonds are recorded as long-term debt due in 2038.

Long-term debt to financing trusts maturities at ComEd in the periods 2008 through 2012 and thereafter are as follows:

Year
2008	$274
Thereafter	361

Total	$635

See Note 7 – Derivative Financial Instruments for additional information regarding interest-rate swaps.

See Note 12 – Preferred Securities and Preference Stock for additional information regarding preferred stock.

9. Income Taxes

Income tax expense (benefit) from continuing operations is comprised of the following components:

	2007	2006	2005
Included in operations:
Federal
Current	$2	$282	$112
Deferred	65	83	187
Investment tax credit amortization	(3)	(3)	(3)
State
Current	(3)	60	25
Deferred	19	23	42

Total income tax expense	$80	$445	$363

Included in cumulative effect of changes in accounting principles:
Deferred
Federal	$—	$—	$(5)
State	—	—	(1)

Total income tax benefit	$—	$—	$(6)

The effective income tax rate from continuing operations varies from the U.S. Federal statutory rate principally due to the following:

	2007	2006	2005
U.S. Federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	4.0	16.2	(13.6)
Nondeductible goodwill impairment charge	—	81.6	(135.0)
Synthetic fuel-producing facilities credit	—	—	—
Nontaxable postretirement benefits	(1.2)	(0.8)	1.0
Amortization of investment tax credit	(1.2)	(0.9)	1.0
Indirect cost capitalization method change	(4.6)	—	—
Amortization of regulatory asset	—	1.9	(2.1)
Plant basis differences	—	—	(0.4)
Other	0.7	0.6	(1.9)

Effective income tax rate	32.7%	133.6%	(116.0)%

The tax effects of temporary differences, which give rise to significant portions of the deferred tax assets (liabilities), as of December 31, 2007 and 2006 are presented below:

	For the Year Ended December 31,
	2007	2006
Plant basis differences	$(1,730)	$(1,937)
Unrealized gains on derivative financial instruments	(5)	(5)
Deferred pension and postretirement obligations	(239)	(265)
Deferred debt refinancing costs	(55)	(65)
Other, net	(16)	31

Deferred income tax liabilities (net)	$(2,045)	$(2,241)
Unamortized investment tax credits	(37)	(40)

Total deferred income tax liabilities (net) and unamortized investment tax credits	$(2,082)	$(2,281)

Accounting for Uncertainty in Income Taxes

ComEd adopted the provisions of FIN 48 on January 1, 2007. The following table shows the effect of adopting FIN 48 on ComEd’s Consolidated Balance Sheets as of January 1, 2007.

Increase (decrease)
Accounts receivable, net — Other	$72
Goodwill	(19)
Other deferred debits and other assets	137
Accrued expenses	(186)
Deferred income taxes and unamortized investment tax credits	(299)
Other deferred credits and other liabilities	642
Other paid in capital	34
Retained earnings	(1)

As a result of the implementation of FIN 48, ComEd identified unrecognized tax benefits of $797 million as of January 1, 2007.

Tabular reconciliation of unrecognized tax benefits

The following table provides a reconciliation of ComEd’s unrecognized tax benefits as of December 31, 2007:

Unrecognized tax benefits at January 1, 2007	$797
Increases based on tax positions prior to 2007	4
Change to positions that only affect timing	(113)

Unrecognized tax benefits at December 31, 2007	$688

Unrecognized tax benefits that if recognized would affect the effective tax rate

ComEd has $25 million of unrecognized tax benefits at December 31, 2007 that, if recognized, would decrease the effective tax rate.

Total amounts of interest and penalties recognized

ComEd has reflected in its Consolidated Balance Sheets as of December 31, 2007 a net interest payable of $88 million related to its unrecognized tax benefits. ComEd recognizes accrued interest related to unrecognized tax benefits in interest expense (income) in other income and deductions on its Consolidated Statements of Operations. ComEd has reflected in its Consolidated Statements of Operations net interest income of $41million related to uncertain tax positions for the twelve months ended December 31, 2007. ComEd has not accrued any penalties with respect to unrecognized tax benefits.

Reasonably possible that total amount of unrecognized tax benefits could significantly increase or decrease within 12 months after the reporting date

ComEd has unrecognized tax benefits related to refund claims for Illinois investment tax credits with respect to its utility property of approximately $57 million. After the refund claims filed were denied by the Illinois Department of Revenue, ComEd filed a suit for a refund. In the third quarter of 2007, the Illinois Appellate court heard the case deciding in favor of the Illinois Department of Revenue. ComEd has filed an appeal to the Illinois Supreme Court. On January 30, 2008, the Illinois Supreme Court agreed to hear the case. It is reasonably possible that the unrecognized tax benefits related to this issue will significantly decrease within the next 12 months as a result of a decision by the Illinois Supreme Court or a settlement with the Department of Revenue.

Description of tax years that remain subject to examination by major jurisdiction

Taxpayer	Open Years
ComEd Federal income tax returns	1989-2007
ComEd Illinois unitary income tax returns	1999-2007

Other Tax Matters

1999 Sale of Fossil Generating Assets

ComEd has taken certain tax positions, which have been disclosed to the IRS, to defer the tax gain on the 1999 sale of its fossil generating assets. As of December 31, 2007 and 2006, deferred tax liabilities related to the fossil plant sale are reflected in Exelon’s Consolidated Balance Sheets with the majority allocated to ComEd and the remainder to Generation. ComEd’s ability to defer all or a portion of this tax liability depends in part on whether its treatment of the sales proceeds, as having been received in connection with an involuntary conversion is ultimately sustained, either by the IRS or a court which might ultimately decide the issue. ComEd’s ability to continue to defer the remainder of the tax liability on the fossil plant sale depends also in part on whether its tax characterization of a purchase and leaseback transaction ComEd entered into in connection with the fossil plant sale is respected as a purchase and leaseback (the like-kind exchange transaction), either by the IRS or by a court which might ultimately decide the issue. In the third quarter of 2007, ComEd received the IRS’ audit report for the taxable period 1999 through 2001, which reflected the full disallowance of the involuntary conversion position and the like-kind exchange transaction. Specifically, the IRS has asserted that the sales proceeds were not received in connection with an involuntary conversion of certain ComEd property rights. In addition, the IRS indicated its position that the ComEd purchase and leaseback transaction is substantially similar to a leasing transaction, known as a sale-in, lease-out (SILO), and, therefore, the IRS is treating it as a “listed transaction” pursuant to guidance it issued in 2005. A listed transaction is one which the IRS considers to be a potentially abusive tax shelter. The IRS’ view is that the like-kind transaction did not provide ComEd with a current ownership interest in any property. ComEd disagrees with the IRS’s characterization of its purchase and leaseback as a SILO and believes its position is justified. In addition, the IRS asserted penalties with respect to the involuntary conversion and like-kind exchange transaction. In the third quarter of 2007, ComEd appealed the disallowance of the deferral of gain as well as the assertion of the penalties to IRS Appeals. ComEd will continue to vigorously defend its positions throughout the IRS Appeals process and any subsequent litigation. ComEd believes it is unlikely that the penalties will be sustained. If ComEd’s management decides to litigate the matter, ComEd may be required to pay the tax and related interest due on the deficiency and file for refund.

A successful IRS challenge to ComEd’s positions would accelerate future income tax payments and increase interest expense related to the deferred tax gain that becomes currently payable. As of December 31, 2007, ComEd’s potential cash outflow, including tax and interest (after tax), could be as much as $992 million. If the deferral were successfully challenged by the IRS, it could negatively impact ComEd’s results of operations by as much as $167 million (after tax) related to interest expense. Due to the fact that ComEd believes it is unlikely that the penalty assertion will be sustained, ComEd has not recorded a reserve for the penalties. Should the IRS prevail in asserting such penalty, it will result in an after-tax charge of $196.3 million to ComEd’s results of operations. ComEd’s management believes that interest and penalties have been appropriately accounted for in accordance with FIN 48; however, the ultimate outcome of such matters could result in unfavorable or favorable impacts to the results of operations and cash flows, and such adjustments could be material. The timing of the final resolution of this matter is unknown.

Simplified Service Cost Method

In the fourth quarter of 2007, ComEd and the IRS agreed to apply industry-wide guidelines as the basis for settling a potential dispute regarding the amount of indirect overhead costs required to be capitalized for tax purposes. Based on the acceptance of the settlement guidelines, ComEd recorded an estimated interest benefit (after tax) of approximately $26 million, net of a contingent tax consulting fee of $4 million (after tax) and recorded a current tax benefit of $13 million.

Research and Development Settlement

In 2007, ComEd and the IRS reached an agreement to settle a research and development claim for tax years 1989-1998. The incremental impact recorded by ComEd in the fourth quarter of 2007, above the amount recorded with the adoption of FIN 48, resulted in a reduction to goodwill of $35 million, interest income of $15 million (after tax) and a contingent tax consulting fee of $8 million (after tax).

Tax Sharing Agreement

ComEd is a party to the Tax Sharing Agreement with Exelon and other subsidiaries of Exelon that provides for the allocation of consolidated tax liabilities. The Tax Sharing Agreement provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax. In addition, any net benefit attributable to the parent is reallocated to the other members. That allocation is treated as a contribution to the capital of the party receiving the benefit.

10. Asset Retirement Obligations

Non-Nuclear AROs

As of December 31, 2005, ComEd adopted FIN 47, which clarified that a legal obligation associated with the retirement of a long-lived asset whose timing and/or method of settlement are conditional on a future event is within the scope of SFAS No. 143. The adoption of FIN 47 required ComEd to update its existing inventories, originally created for the adoption of SFAS No. 143, and to determine which, if any, of the conditional AROs could be reasonably estimated. The significant conditional AROs identified by ComEd included abatement and disposal of equipment and buildings contaminated with asbestos and Polychlorinated Biphenyls (PCBs).

The adoption of FIN 47 required ComEd to initially record liabilities associated with its conditional AROs at their estimated fair values, using the methodology prescribed by FIN 47, if those fair values could be reasonably estimated. The conditional ARO is accreted each year to reflect the time value of money for this present value obligation and is recorded as an increase to ComEd’s regulatory assets due to the application of SFAS No. 71. The accretion will continue through the estimated ultimate settlement dates. This depreciation charge is recorded as an increase to its regulatory assets due to the application of SFAS No. 71.

The liabilities associated with conditional AROs are adjusted on an ongoing basis due to the passage of time, new laws and regulations and revisions to either the timing or amount of the original estimates of undiscounted cash flows.

The following table presents the activity of the non-nuclear conditional AROs reflected on ComEd’s Consolidated Balance Sheets from January 1, 2006 to December 31, 2007:

Non-nuclear AROs at January 1, 2006	$151
Accretion (a)	7
Payments	(2)

Non-nuclear AROs at December 31, 2006	156
Accretion (a)	10
Payments	(3)

Non-nuclear AROs at December 31, 2007	$163

(a)	The majority of the accretion is recorded as an increase to a regulatory asset due to the associated regulations.

11. Retirement Benefits

Defined Benefit Pension and Other Postretirement Benefits

Exelon sponsors defined benefit pension plans and postretirement benefit plans for essentially all ComEd employees. Substantially all non-union employees and electing union employees hired on or after January 1, 2001 participate in Exelon-sponsored cash balance pension plans.

Exelon’s traditional and cash balance pension plans are intended to be tax-qualified defined benefit plans, and Exelon submitted applications to the IRS for rulings on the tax-qualification of the form of its plans for non-union and electing union employees. On June 1, 2004, the IRS issued a favorable ruling on the union cash balance plan. Exelon has not yet received a ruling with respect to its non-union plan.

The measurement of the plan obligations and costs of providing benefits under these plans involve various factors, including numerous assumptions and accounting elections. When determining the various assumptions that are required, Exelon considers historical information as well as future expectations. The benefit costs are impacted by, among other things, the actual rate of return on plan assets, the long-term expected rate of return on plan assets, the discount rate applied to benefit obligations, the incidence of mortality, the expected remaining service period of plan participants, level of compensation and rate of compensation increases, employee age, length of service, the long-term expected investment crediting rate and the anticipated rate of increase of health care costs. The impact of changes in these factors on pension and other postretirement benefit obligations is generally recognized over the expected average remaining service period of the plan participants rather than immediately recognized. Exelon uses a December 31 measurement date for its plans.

See Note 15 – Retirement Benefits of Exelon’s Combined Notes to the Consolidated Financial Statements in the Exelon Form 10-K for the year ended December 31, 2007 for further information related to the Exelon pension and other postretirement benefit plans.

ComEd accounts for its participation in Exelon’s pension and other postretirement benefit plans by applying multiemployer accounting pursuant to SFAS No. 87 and SFAS No. 106. Employee-related assets and liabilities, including both pension and SFAS No. 106 postretirement liabilities, were allocated by Exelon to its subsidiaries based on the number of active employees as of January 1, 2001 as part of Exelon’s corporate restructuring. Exelon allocates the components of pension and other postretirement costs to the participating employers based upon several factors, including the measures of active employee participation in each participating unit.

Approximately $101 million, $72 million and $63 million were included in capital and operating and maintenance expense, during 2007, 2006 and 2005, respectively, for ComEd’s allocated portion of the Exelon-sponsored pension and postretirement benefit plans. ComEd contributed $55 million, $50 million and $865 million to the Exelon-sponsored pension and other post-retirement benefit plans in 2007, 2006 and 2005, respectively. ComEd’s cash contributions reflected are net of federal subsidy payments received on its Consolidated Statements of Cash Flows. ComEd received federal subsidy payments of $2 and $3 million in 2007 and 2006, respectively. ComEd expects to contribute $7 million to the benefit plans in 2008. Of ComEd’s total 2005 contributions, $803 million was made in the first quarter and was fully funded by a capital contribution from Exelon.

401(k) Savings Plan

ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. The cost of matching contributions to the savings plan totaled $18 million, $17 million and $17 million in 2007, 2006 and 2005 respectively.

12. Preferred Securities and Preference Stock

At December 31, 2007 and 2006, ComEd prior preferred stock and ComEd cumulative preference stock consisted of 850,000 shares and 6,810,451 shares authorized, respectively, none of which was outstanding.

13. Common Stock

At December 31, 2007 and 2006, ComEd’s common stock with a $12.50 par value consisted of 250,000,000 shares authorized and 127,016,519 shares outstanding.

At December 31, 2007 and 2006, ComEd had 75,248 and 75,486 warrants, respectively, outstanding to purchase ComEd common stock. The warrants entitle the holders to convert such warrants into common stock of ComEd at a conversion rate of one share of common stock for three warrants. At December 31, 2007 and 2006, 25,083 and 25,162, respectively, shares of common stock were reserved for the conversion of warrants.

Stock-Based Compensation Plans

ComEd participates in Exelon’s stock-based compensation plan. Exelon grants stock-based awards through its Long-Term Incentive Plan (LTIP), which primarily includes performance share awards, stock options and restricted stock units. Stock-based compensation expense (pre-tax) was $8 million, $12 million and $2 million during the years ended December 31, 2007, 2006 and 2005. There were no significant stock-based compensation costs capitalized during the years ended December 31, 2007, 2006 and 2005.

Undistributed Losses of Equity Method Investments

ComEd had undistributed losses of equity method investments of $67 million and $52 million, respectively, at December 31, 2007 and 2006, respectively. See Note 15 – Supplemental Financial Information for further detail on the ComEd’s equity method investments.

14. Commitments and Contingencies

Energy Commitments

Beginning in January 2007, ComEd began procuring all of its energy requirements for retail customers from market sources pursuant to the ICC-approved procurement auction in 2006 or from the PJM spot market. Approximately one-third of ComEd’s contracts that resulted from the 2006 auction will expire in May 2008, another one-third will expire in May 2009, and the remaining contracts will expire in May 2010. Approximately 35% of the contracted supply from the 2006 auction is from Generation. Suppliers, including Generation, were limited to winning no more than 35% in either the fixed price section or the hourly price section of the auction. The Settlement Legislation enacted in Illinois in 2007 established a new competitive process for Illinois utilities to procure electricity but did not affect the contracts resulting from the 2006 auction. The new competitive process for procurement will be managed by the IPA and overseen by the ICC in accordance with electricity supply procurement plans approved by the IPA. The new procurement process involving the IPA will not be fully established until later in 2008 and, in the interim, ComEd submitted to the ICC, and the ICC approved, a procurement plan for ComEd. The procurement plan and the spot market purchases discussed below will be used to secure its remaining requirements for power and other ancillary services for the period from June 2008 to May 2009. In addition to the procurement plan, ComEd will purchase energy on the spot market to meet the needs of its customers. To fulfill a requirement of the Settlement Legislation, ComEd and Generation entered into a five-year financial swap contract. This contract effectively hedges a significant portion of ComEd’s spot market purchases. Beginning in 2008, ComEd will submit an annual procurement plan for approval by the IPA and will procure its remaining requirements for energy for periods subsequent to May 2009 in accordance with the approved plan. See Note 2 – Regulatory Issues for further information.

ComEd is also subject to requirements established by the Settlement Legislation, related to alternative energy resources. See Note 2 – Regulatory Issues for further information.

Commercial Commitments

ComEd’s commercial commitments as of December 31, 2007, representing commitments potentially triggered by future events, were as follows:

		Expiration within
	Total	2008	2009-2010	2011-2012	2013 and beyond
Letters of credit (non-debt) (a)	$44	$44	$—	$—	$—
Chicago agreement - 2007 (b)	32	18	11	3	—
Midwest Generation Capacity Reservation Agreement guarantee (c)	18	4	8	6	—
Surety bonds (d)	2	2	—	—	—
Other	5	5	—	—	—

Total commercial commitments	$101	$73	$19	$9	$—

(a)	Letters of credit (non-debt)—ComEd maintains non-debt letters of credit to provide credit support for certain transactions as requested by third parties.

(b)	Chicago agreement - 2007—In December 2007, ComEd entered into an agreement with the City of Chicago. Under the terms of the agreement, ComEd will pay $55 million over six years, of which $23 million was paid in December 2007. See Note 2 of the Combined Notes to Consolidated Financial Statements for further details on the City of Chicago Settlement.

(c)	Midwest Generation Capacity Reservation Agreement guarantee—In connection with ComEd’s agreement with Chicago entered into on February 20, 2003, Midwest Generation assumed from Chicago a Capacity Reservation Agreement that Chicago had entered into with Calumet Energy Team, LLC. ComEd has agreed to reimburse Chicago for any nonperformance by Midwest Generation under the Capacity Reservation Agreement. Under FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (FIN 45), $2 million is included as a liability on ComEd’s Consolidated Balance Sheets at December 31, 2007.

(d)	Surety bonds—Guarantees issued related to contract and commercial agreements, excluding bid bonds.

Construction Commitments

Under an operating agreement with PJM, ComEd is committed to construct transmission facilities. ComEd will work with PJM to continue to evaluate the scope and timing of any required construction projects. ComEd’s estimated commitments are as follows:

	Total	2008	2009	2010	2011	2012
ComEd	$82	$31	$11	$9	$15	$16

Leases

Minimum future operating lease payments, including lease payments for vehicles, real estate, computers, and office equipment, as of December 31, 2007 were:

2008	$21
2009	18
2010	16
2011	16
2012	14
Remaining years	43

Total minimum future lease payments	$128

ComEd’s rental expense under operating leases was as follows:

2007	$25
2006	24
2005	19

Rate Relief Commitments

In connection with the Settlement Legislation, Exelon committed to contribute approximately $800 million to rate relief programs over four years and partial funding for the IPA. ComEd committed to continue its $64 million rate relief package previously announced, whereby $11 million of rate relief credits had been provided by ComEd to its customers prior to June 14, 2007. Generation committed an aggregate of $747 million, with $435 million available to pay ComEd for rate relief programs for ComEd customers. The following table shows, by year, the estimated credits to customers funded by ComEd and the estimated cash outlays for funding of other rate relief programs by ComEd. Actual contributions may differ from anticipated amounts in each of the years based on customer participation in the programs. Any contributions not used by customers in 2007 will be available under the rate relief programs in 2008 and 2009. See Note 2 — Regulatory Issues for more information.

	Total	Cash Paid or Customer Credits	Outstanding Commitments
Settlement Legislation		2007	2008	2009
Total Settlement Legislation	$53	$30	$13	$10

Other rate relief programs
Other rate relief programs	11	11	—	—

Total rate relief	$64	$41	$13	$10

Environmental Issues

General. ComEd’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, ComEd is generally liable for the costs of remediating environmental contamination of property now or formerly owned by them and of property contaminated by hazardous substances generated by them. ComEd owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. ComEd has identified 42 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. For almost all of these sites, ComEd is one of several Potentially Responsible Parties (PRPs) which may be responsible for ultimate remediation of each location. Of these 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of nine sites. Of the remaining sites identified by ComEd, 21 sites are currently under some degree of active study and/or remediation. ComEd anticipates that the majority of the remediation at these sites will continue through at least 2015. In addition, ComEd is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor pending their final agreement on allocation of costs at each site, but either party may demand arbitration if the parties cannot agree on a final allocation of costs. For most of the sites, the interim agreement contemplates that neither party will pay less than 20%, nor more than 80% of the final costs for each site. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for 38 MGP sites. In July 2007, ComEd and Nicor reached an agreement on the allocation of costs for the MGP sites. On January 3, 2008, ComEd and Nicor executed the definitive written agreement. The agreement is contingent upon ICC approval. Through December 31, 2007, ComEd has incurred approximately $115 million associated with remediation of the sites in question. ComEd’s accrual as of December 31, 2007 for these environmental liabilities reflects the cost allocations contemplated in the agreement.

Based on the final order received in ComEd’s Rate Case, beginning in 2007, ComEd is recovering from customers a provision for environmental costs for the remediation of former MGP facility sites, for which ComEd has recorded a regulatory asset. See Note 15 — Supplemental Financial Information for further information regarding regulatory assets and liabilities.

As of December 31, 2007 and 2006, ComEd had accrued the following undiscounted amounts for environmental liabilities in Other Deferred Credits and Other Liabilities within its Consolidated Balance Sheets:

	December 31, 2007	December 31, 2006
Total environmental investigation and remediation reserve	$77	$58
Portion of total related to MGP investigation and remediation	71	49

ComEd cannot reasonably estimate whether it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by ComEd, environmental agencies or others, or whether such costs will be recoverable from third parties, including customers.

Notice and Finding of Violation Related to Electric Generation Stations. On August 6, 2007, ComEd received a Notice and Finding of Violation (NOV), addressed to it and Midwest Generation, LLC (Midwest Generation) from the Environmental Protection Agency (EPA), alleging that ComEd and Midwest Generation have violated and are continuing to violate several provisions of the Federal Clean Air Act as a result of the modification and/or operation of six electric generation stations located in northern Illinois that have been owned and operated by Midwest Generation since 1999. The EPA requested information related to the stations in 2003, and ComEd has been cooperating with the EPA since then. The NOV states that the EPA may issue an order requiring compliance with the relevant Clean Air Act provisions and may seek injunctive relief and/or civil penalties, all pursuant to the EPA’s enforcement authority under the Clean Air Act.

The generating stations that are the subject of the NOV are currently owned and operated by Midwest Generation, which purchased the stations in December 1999 from ComEd. Under the terms of the sale agreement, Midwest Generation and its affiliate, Edison Mission Energy (EME), assumed responsibility for environmental liabilities associated with the ownership, occupancy, use and operation of the stations, including responsibility for compliance of the stations with environmental laws before the purchase of the stations by Midwest Generation. Midwest Generation and EME further agreed to indemnify and hold ComEd and its affiliates harmless from claims, fines, penalties, liabilities and expenses arising from third party claims against ComEd resulting from or arising out of the environmental liabilities assumed by Midwest Generation and EME under the terms of the agreement governing the sale.

In connection with Exelon’s 2001 corporate restructuring, Generation assumed ComEd’s rights and obligations with respect to its former generation business. ComEd is unable to predict the ultimate resolution of the claims alleged in the NOV, the costs that might be incurred or the amount of indemnity that may be available from Midwest Generation and EME; however, ComEd has concluded that a loss is not probable, and accordingly, have not recorded a reserve for the NOV.

Litigation and Regulatory Matters

ComEd is involved in various other litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. ComEd will record a receivable if it expects to recover costs for these contingencies. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse effect on ComEd’s financial condition, results of operations or cash flows.

Fund Transfer Restrictions

The Federal Power Act declares it to be unlawful for any officer or director of any public utility “to participate in the making or paying of any dividends of such public utility from any funds properly included in capital account.” What constitutes “funds properly included in capital account” is undefined in the Federal Power Act or the related regulations; however, FERC has consistently interpreted the provision to allow dividends to be paid as long as (1) the source of the dividends is clearly disclosed, (2) the dividend is not excessive and (3) there is no self-dealing on the part of corporate officials. While these restrictions may limit the absolute amount of dividends that a particular subsidiary may pay, Exelon does not believe these limitations are materially limiting because, under these limitations, the subsidiaries are allowed to pay dividends sufficient to meet Exelon’s actual cash needs.

Under Illinois law, ComEd may not pay any dividend on its stock unless, among other things, “[its] earnings and earned surplus are sufficient to declare and pay same after provision is made for reasonable and proper reserves,” or unless it has specific authorization from the ICC. ComEd has also agreed in connection with financings arranged through ComEd Financing II and ComEd Financing III (the Financing Trusts) that it will not declare dividends on any shares of its capital stock in the event that: (1) it exercises its right to extend the interest payment periods on the subordinated debt securities issued to the Financing Trusts; (2) it defaults on its guarantee of the payment of distributions on the preferred trust securities of the Financing Trusts; or (3) an event of default occurs under the Indenture under which the subordinated debt securities are issued.

15. Supplemental Financial Information

Supplemental Income Statement Information

The following tables provide additional information about the ComEd’s Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and 2005.

	For the Years Ended December 31,
	2007	2006	2005
Operating revenues(a)
Wholesale	$58	$112	$112
Retail electric	5,543	5,590	5,776
Other	503	399	376

Total operating revenues	$6,104	$6,101	$6,264

(a)	Includes operating revenues from affiliates.

	For the Year Ended December 31,
	2007	2006	2005
Depreciation, amortization and accretion
Property, plant and equipment	$400	$380	$368
Regulatory assets	40	50	45
Asset retirement obligation accretion (a)	1	1	—

Total depreciation, amortization and accretion	$441	$431	$413

(a)	Included in operating and maintenance expense on Consolidated Statements of Operations.

	For the Year Ended December 31,
	2007	2006	2005
Taxes other than income
Utility (a)	$258	$241	$247
Real estate	26	30	29
Payroll	23	21	21

	For the Year Ended December 31,
	2007	2006	2005
Other	7	11	6

Total taxes other than income	$314	$303	$303

(a)	Municipal and state utility taxes are also recorded in revenues on the Consolidated Statements of Operations.

	For the Year Ended December 31,
	2007	2006	2005
Income (loss) in equity method investments
Financing trusts of ComEd	$(7)	$(10)	$(14)

	For the Year Ended December 31,
	2007	2006	2005
Other, net
Investment income	$6	$2	$3
Regulatory recovery of prior loss on extinguishment of long-term debt (a)	—	87	—
Gain on disposition of assets and investments, net	3	1	6
Loss on settlement of cash-flow interest-rate swaps	—	—	(15)
Impairment of investments and other assets	—	(2)	—
AFUDC, equity	3	3	5
Interest income related to uncertain tax positions	41	—	—
Other	5	5	5

Total other, net	$58	$96	$4

(a)	Recovery of these costs was granted in the July 26, 1006 ICC rate order.

Supplemental Cash Flow Information

As a result of adopting FIN 47 as of December 31, 2005, ComEd recorded an asset retirement cost (ARC), which was capitalized as an increase to the carrying amount of long-lived assets associated with liabilities recorded for conditional AROs. Of the total ARC, $5 million resulted in a non-cash investing activity for ComEd as of December 31, 2005. In addition to this non-cash activity, the following table provides additional information about the Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005.

	For the years ended December 31,
	2007	2006	2005
Cash paid during the year
Interest (net of amount capitalized)	$267	$249	$272
Income taxes (net of refunds)	93	344	278

	For the Year Ended December 31,
	2007	2006	2005
Impairment charges
Impairment of goodwill	$—	$776	$1,207
Other non-cash operating activities
Pension and non-pension postretirement benefits costs	$101	$72	$63
Provision for uncollectible accounts	58	33	24
Equity in losses of unconsolidated affiliates	7	10	14
2006 ICC rate orders(a)	—	(288)	—
Other	45	39	39

Total other non-cash operating activities	$211	$(134)	$140

Changes in other assets and liabilities
Deferred/over-recovered energy costs	$(97)	$—	$—
Other current assets	10	(6)	(10)
Other noncurrent assets and liabilities	(17)	5	(15)

Total change in other assets and liabilities	$(104)	$(1)	$(25)

Non-cash investing and financing activities
Resolution of certain tax matters (b)	$69	$5	$23
ComEd Transitional Funding Trust (c)(d)	25	—	—
Capital expenditures not paid	13	—	—

(a)	See Note 2 – Regulatory Issues.

(b)	Includes amounts recorded to goodwill resulting from the resolution of certain tax matters and the impact of adopting FIN 48 for uncertain tax positions of ComEd that existed at the PECO / Unicom merger, in accordance with EITF 93-7.

(c)	Amount includes $17 million previously reflected in prepaid interest. This amount did not impact ComEd’s Consolidated Statement of Operations or ComEd’s Consolidated Statement of Cash Flows.

(d)	ComEd applied $8 million of previously prepaid balances against the long-term debt to ComEd Transitional Funding Trust.

Supplemental Balance Sheet Information

The following tables provide additional information about assets and liabilities of ComEd as of December 31, 2007 and 2006.

	2007	2006
Equity method investments:
Financing trusts (a)	$6	$20

Other investments:
Employee benefit trusts and investments (b)	46	44

Total investments	$52	$64

(a)	Includes investments in financing trusts which were not consolidated within the financial statements of ComEd at December 31, 2007 pursuant to the provisions of FIN 46-R. See Note 1—Significant Accounting Policies for further discussion of the effects of FIN 46-R.

(b)	Investments in these marketable securities are recorded at fair market value.

The following table provides additional information about liabilities of ComEd at December 31, 2007 and 2006.

	December 31,
	2007	2006
Accrued expenses
Compensation-related accruals (a)	$104	$82
Taxes accrued	168	120
Interest accrued	71	254
Severance accrued	5	6
Other accrued expenses	19	5

Total accrued expenses	$367	$467

(a)	Primarily includes accrued payroll, bonuses and other incentives, vacation and benefits.

ComEd has received counterparty collateral deposits from suppliers under its supplier forward contracts for the procurement of electricity and records the deposits in restricted cash. Counterparty collateral deposits received were $2 million as of December 31, 2007.

The following table provides additional information about accumulated other comprehensive income (loss) recorded (after tax) within ComEd’s Consolidated Balance Sheets as of December 31, 2007 and 2006.

	December 31,
	2007	2006
Accumulated other comprehensive income (loss)
Net unrealized loss on cash-flow hedges	$—	$(4)
Unrealized gain on marketable securities	1	1

Total accumulated other comprehensive income (loss)	$1	$(3)

The following tables provide information about the regulatory assets and liabilities of ComEd as of December 31, 2007 and 2006.

	December 31,
	2007	2006
Regulatory assets
Deferred income taxes	$14	$11
Debt costs	152	179

	December 31,
	2007	2006
Severance	137	158
Conditional asset retirement obligations	100	95
MGP remediation costs	66	47
Rate case costs	5	7
Procurement case costs	3	5
Other	26	30

Noncurrent regulatory assets	503	532
Under-recovered energy costs current asset	101	—

Total regulatory assets	$604	$532

	December 31,
	2007	2006
Regulatory liabilities
Nuclear decommissioning	$1,905	$1,760
Removal costs	1,099	1,059
Financial swap with Generation - noncurrent	443	—
Other	—	5

Noncurrent regulatory liabilities	3,447	2,824
Financial swap with Generation - current	13	—
Over-recovered energy costs current liability	4	—

Total regulatory liabilities	$3,464	$2,824

Deferred income taxes. These costs represent the difference between the method by which the regulator allows for the recovery of income taxes and how income taxes would be recorded by unregulated entities. Regulatory assets and liabilities associated with deferred income taxes, recorded in compliance with SFAS No. 71 and SFAS No. 109, include the deferred tax effects associated principally with liberalized depreciation accounted for in accordance with the ratemaking policies of the ICC, as well as the revenue impacts thereon, and assume continued recovery of these costs in future rates. See Note 9 – Income Taxes for further information.

Debt Costs. The reacquired debt costs represent premiums paid for the early extinguishment and refinancing of long-term debt, which is amortized over the life of the new debt issued to finance the debt redemption. Interest-rate swap settlements are deferred and amortized over the period that the related debt is outstanding. Recovery of early debt retirement costs, which will be amortized over the life of the related retired debt, was granted to ComEd in the July 26, 2006 ICC rate order.

Severance costs. These costs represent previously incurred severance costs that ComEd was granted recovery of in the December 20, 2006 ICC rehearing order. Recovery is over 7.5 years.

Conditional asset retirement obligations. These costs represent future removal costs associated with retirement obligations which will be collected over the remaining lives of the underlying assets. See Note 10 – Asset Retirement Obligations for further information.

MGP remediation costs. Recovery of these items was granted to ComEd in the July 26, 2006 ICC rate order.

Rate case costs. Recovery of these items was granted to ComEd in the July 26, 2006 ICC rate order. Recovery is over three years.

Procurement case costs. Recovery of these items was granted to ComEd in the July 26, 2006 ICC rate order. Recovery is over three years.

Nuclear decommissioning. These amounts represent future nuclear decommissioning costs that exceed (regulatory asset) or are less than (regulatory liability) the associated decommissioning trust fund assets. ComEd believes the trust fund assets, including prospective earnings thereon and any future collections from customers, will equal the associated future decommissioning costs at the time of decommissioning. See Note 10 – Asset Retirement Obligations for further information.

Removal costs. These amounts represent funds received from customers to cover the future removal of property, plant and equipment which reduces rate base for ratemaking purposes.

Financial swap with Generation. To fulfill a requirement of the Settlement, ComEd entered into a five-year financial swap contract with Generation. Since the swap contract was deemed prudent by the Settlement Legislation, thereby ensuring ComEd of full recovery in rates, the changes in fair value each period are recorded by ComEd as well as an offsetting regulatory asset or liability. See Note 2 – Regulatory Issues for further information.

Deferred (over-recovered) energy costs current asset (liability). Starting in 2007, the ComEd costs are recoverable (refundable) under ComEd’s ICC and/or FERC approved rates. ComEd’s deferred energy costs are earning (paying) a rate of return.

The regulatory assets related to deferred income taxes, MGP remediation, severance, Procurement Case and Rate Case are not earning a rate of return. Recovery of the regulatory assets for conditional asset retirement obligations, debt costs, and deferred energy costs are earning a rate of return.

16. Related Party Transactions

The financial statements of ComEd include related-party transactions as presented in the tables below:

	For the Years Ended December 31,
	2007	2006	2005
Operating revenues from affiliates
Generation (a)	$2	$7	$8
ComEd Transitional Funding Trust	3	3	3

Total operating revenues from affiliates	$5	$10	$11

Purchased Power from affiliate
Generation (b)	$1,477	$2,929	$3,174
Operation and maintenance from (to) affiliates
BSC (c)	$196	$220	$193
Interest expense to affiliates, net
ComEd Transitional Funding Trust	$27	$47	$66
ComEd Financing II	13	13	13

	For the Years Ended December 31,
	2007	2006	2005
ComEd Financing III	13	13	13
Exelon intercompany money pool (d)	—	—	(3)
Other	—	(1)	(1)

Total interest expense to affiliates, net	$53	$72	$88

Equity in earnings (losses) of unconsolidated affiliates
ComEd Funding LLC	$(7)	$(10)	$(14)
Capitalized costs
BSC (c)	$72	$81	$62
Cash dividends paid to parent	$—	$—	$498
Cash contributions received from parent (e)	$28	$37	$834

		December 31,
		2007	2006
Receivables from affiliates (current)
ComEd Transitional Funding Trust		$15	$17
PECO		2	—
Other		—	1

Total receivables from affiliates (current)		$17	$18

Mark-to-market derivative asset with affiliate (current)
Generation (f)		$13	$—
Investment in affiliates
ComEd Funding LLC(g)		$(10)	$4
ComEd Financing II		10	10
ComEd Financing III		6	6

Total investment in affiliates		$6	$20

Mark-to-market derivative asset with affiliate (noncurrent)
Generation (f)		$443	$—
Receivable from affiliates (noncurrent)
Generation (h)		$1,905	$1, 760
ComEd Transitional Funding Trust		—	14
Other		3	—

	December 31,
	2007	2006
Total receivable from affiliates (noncurrent)	$1,908	$1,774

Payables to affiliates (current)
Generation (b)(i)	$17	$197
BSC (c)	26	10
ComEd Financing II	6	6
ComEd Financing III	4	4
Other	2	2

Total payables to affiliates (current)	$55	$219

Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust	$274	$648
ComEd Financing II	155	155
ComEd Financing III	206	206

Total long-term debt due to financing trusts	$635	$1,009

(a)	Starting in 2007, ComEd is delivering electricity to Generation for Generation’s own use at its generation stations. In 2006, ComEd delivered and provided electricity to Generation.

(b)	ComEd’s full-requirements PPA, as amended, with Generation expired December 31 2006. Starting in January 2007, ComEd began procuring electricity from Generation under the supplier forward contracts resulting from the reverse-auction procurement process. See Note 2 — Regulatory Issues for more information.

(c)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services, planning and engineering of delivery systems, management of construction, maintenance and operations of the transmission and delivery systems and management of other support services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.

(d)	ComEd participated in Exelon’s intercompany money pool. ComEd earned interest on its contributions to the money pool and paid interest on its borrowings from the money pool at a market rate of interest. As of January 10, 2006, ComEd suspended participation in the intercompany money pool.

(e)	ComEd received cash contributions from Exelon for tax benefits under the Tax Sharing Agreement. See Note 9 – Income Taxes for more information.

(f)	To fulfill a requirement of the Settlement, ComEd entered into a five-year financial swap with Generation. See Note 2 – Regulatory Issues.

(g)	In the fourth quarter of 2008, ComEd expects to fully pay off its long-term debt obligations to the ComEd Transitional Funding Trust (which will pay the third-party bondholders) and expects to receive its current receivable from the ComEd Transitional Funding Trust. Subsequently in 2008, ComEd Funding LLC expects to liquidate its investment in the ComEd Transitional Funding Trust and ComEd expects to liquidate its investment in ComEd Funding LLC.

(h)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct whereby, to the extent the assets associated with decommissioning are greater than the applicable ARO at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers. See Note 10—Asset Retirement Obligations for additional information.

(i)	ComEd is issuing rate relief credits to customers as part of the Settlement Legislation. As of December 31, 2007, ComEd had a $43 million receivable from Generation as Generation is funding a portion of these credits. See Note 2 – Regulatory Issues.

17. Quarterly Data (Unaudited)

The data shown below includes all adjustments that ComEd considers necessary for a fair presentation of such amounts:

	Operating Revenues		Operating Income (Loss)		Net Income (Loss)
	2007	2006	2007	2006	2007	2006
Quarter ended:
March 31	$1,490	$1,426	$91	$169	$5	$54
June 30	1,420	1,453	131	292	29	127
September 30 (a)	1,758	1,840	193	(338)	65	(506)
December 31	1,436	1,381	97	432	67	213

(a)	Results of operations for the third quarter of 2006 included the impact of a $776 million impairment of goodwill.

18. Subsequent Events

On January 16, 2008, ComEd issued $450 million of First Mortgage 6.45% Bonds, Series 107, due January 15, 2038. The proceeds were used to refinance maturing First Mortgage Bonds and will be used for the early redemption of trust preferred securities.